                                                                     EXHIBIT 2.1


                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              BUSINESS OBJECTS S.A.

                                       AND

                             BORG MERGER SUB I, INC.

                                       AND

                            BORG MERGER SUB II, INC.

                                       AND

                            BORG MERGER SUB III, INC.

                                       AND

                       SEAGATE SOFTWARE (CAYMAN) HOLDINGS

                                       AND

                             CRYSTAL DECISIONS, INC.





                            DATED AS OF JULY 18, 2003


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                                TABLE OF CONTENTS

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ARTICLE I THE MERGERS ...................................................     3
      Section 1.1   The Mergers .........................................     3
      Section 1.2   Effective Times .....................................     3
      Section 1.3   Closing .............................................     4
      Section 1.4   Effects of the Mergers ..............................     5
      Section 1.5   Certificates of Incorporation and Bylaws ............     6
      Section 1.6   Directors and Officers ..............................     7
ARTICLE II CONVERSION OF SECURITIES .....................................     8
      Section 2.1   HoldCo Merger - Treatment of Securities .............     8
      Section 2.2   Second HoldCo Merger - Treatment of Securities ......     8
      Section 2.3   Company Merger - Treatment of Securities ............     9
      Section 2.4   Second Company Merger - Treatment of Securities .....    12
      Section 2.5   Exchange and Payment ................................    13
      Section 2.6   Parent Shares .......................................    14
ARTICLE III COMPANY REPRESENTATIONS AND WARRANTIES ......................    17
      Section 3.1   Organization ........................................    17
      Section 3.2   Capitalization ......................................    18
      Section 3.3   Authority; Consents and Approvals; No Violations ....    19
      Section 3.4   Company SEC Filings; Financial Statements ...........    21
      Section 3.5   Absence of Certain Changes ..........................    23
      Section 3.6   No Undisclosed Liabilities ..........................    24
      Section 3.7   Real and Personal Property ..........................    25
      Section 3.8   Litigation ..........................................    25
      Section 3.9   Compliance with Laws ................................    26
      Section 3.10  Intellectual Property; Privacy ......................    26
      Section 3.11  Taxes ...............................................    29
      Section 3.12  Employee Benefits ...................................    31
      Section 3.13  Labor ...............................................    33
      Section 3.14  Environmental Matters ...............................    34
      Section 3.15  Transactions with Affiliates ........................    34
      Section 3.16  Insurance ...........................................    35
      Section 3.17  Certain Identified Contracts and Relationships ......    35
      Section 3.18  Brokers' and Finders' Fees ..........................    37
      Section 3.19  Opinion of Financial Advisor ........................    38
ARTICLE IV HOLDCO REPRESENTATIONS AND WARRANTIES ........................    38
      Section 4.1   Organization ........................................    38
      Section 4.2   Capitalization ......................................    38
      Section 4.3   Authority; Consents and Approvals; No Violations ....    39
      Section 4.4   Business Operations .................................    40
      Section 4.5   Authority; Consents and Approvals; No Violations ....    40
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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ARTICLE V PARENT REPRESENTATIONS AND WARRANTIES .........................    40
      Section 5.1   Organization ........................................    40
      Section 5.2   Capitalization ......................................    41
      Section 5.3   Authority; Consents and Approvals; No Violations ....    42
      Section 5.4   Parent SEC Filings; Financial Statements ............    43
      Section 5.5   Absence of Certain Changes ..........................    45
      Section 5.6   No Undisclosed Liabilities ..........................    45
      Section 5.7   Parent Material Contracts ...........................    46
      Section 5.8   Intellectual Property; Privacy ......................    46
      Section 5.9   Taxes ...............................................    47
      Section 5.10  Merger Subs .........................................    47
      Section 5.11  Availability of Funds ...............................    47
      Section 5.12  Litigation ..........................................    47
      Section 5.13  Compliance with Laws ................................    47
      Section 5.14  Brokers' and Finders' Fees ..........................    48
      Section 5.15  Opinion of Financial Advisor ........................    48
ARTICLE VI CONDUCT OF THE COMPANY'S BUSINESS PENDING THE MERGERS ........    48
      Section 6.1   Interim Conduct of the Company ......................    48
      Section 6.2   Acquisition Proposals ...............................    53
ARTICLE VII CONDUCT OF PARENT'S BUSINESS PENDING THE MERGERS ............    55
      Section 7.1   Interim Conduct of Parent ...........................    55
      Section 7.2   Acquisition Proposals ...............................    56
ARTICLE VIII ADDITIONAL AGREEMENTS ......................................    58
      Section 8.1   Approval of Transactions; Stockholders' Meetings ....    58
      Section 8.2   Approval by Parent ..................................    59
      Section 8.3   Parent Proxy Statement; Registration Statement ......    60
      Section 8.4   Confidentiality .....................................    62
      Section 8.5   Public Disclosure ...................................    62
      Section 8.6   Listing of Parent Shares ............................    62
      Section 8.7   Form S-8 ............................................    63
      Section 8.8   Board of Directors ..................................    63
      Section 8.9   Affiliates ..........................................    63
      Section 8.10  Access to Information ...............................    63
      Section 8.11  Notification ........................................    64
      Section 8.12  Regulatory Filings; Reasonable Efforts ..............    64
      Section 8.13  Anti-Takeover Laws ..................................    67
      Section 8.14  Rescission Offer ....................................    67
      Section 8.15  Resignations and Appointments .......................    67
      Section 8.16  Employee Benefits ...................................    68
      Section 8.17  Veritas Agreement ...................................    69
      Section 8.18  Financial Statements and Consents of Accountants ....    69
      Section 8.19  Subsequent Financial Statements .....................    69
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                                TABLE OF CONTENTS
                                   (CONTINUED)

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      Section 8.20  Conveyance and Other Taxes ..........................    69
      Section 8.21  Company Stock Options ...............................    70
      Section 8.22  Section 16 Matters ..................................    70
      Section 8.23  Transaction Expenses ................................    70
      Section 8.24  Indemnification .....................................    70
      Section 8.25  Treatment as Reorganization .........................    71
      Section 8.26  Merger Sub Compliance ...............................    72
      Section 8.27  FIRPTA Certificate ..................................    72
      Section 8.28  Withdrawal of Company Form S-1 ......................    72
      Section 8.29  280G Approval .......................................    72
      Section 8.30  HoldCo Domestication ................................    72
      Section 8.31  Transaction Structure ...............................    72
ARTICLE IX CONDITIONS ...................................................    73
      Section 9.1   Conditions to Each Party's Obligation to Effect the
                    Mergers .............................................    73
      Section 9.2   Additional Conditions to Obligations of Parent to
                    Effect the Mergers ..................................    74
      Section 9.3   Additional Conditions to Obligation of HoldCo and the
                    Company to Effect the Mergers .......................    76
      Section 9.4   Condition to the Second HoldCo Merger ...............    78
      Section 9.5   Condition to the Company Merger .....................    78
      Section 9.6   Condition to the Second Company Merger ..............    78
ARTICLE X TERMINATION ...................................................    78
      Section 10.1  Termination .........................................    78
      Section 10.2  Notice of Termination; Effect of Termination ........    80
      Section 10.3  Fees and Expenses ...................................    80
      Section 10.4  Amendment ...........................................    81
      Section 10.5  Extension; Waiver ...................................    81
ARTICLE XI DEFINITIONS AND INTERPRETATION ...............................    82
      Section 11.1  Definitions .........................................    82
      Section 11.2  Interpretation ......................................    87
ARTICLE XII MISCELLANEOUS ...............................................    88
      Section 12.1  Non-Survival of Representations and Warranties ......    88
      Section 12.2  Notices .............................................    88
      Section 12.3  Counterparts ........................................    90
      Section 12.4  Entire Agreement; Third Party Beneficiaries .........    90
      Section 12.5  Severability ........................................    91
      Section 12.6  Other Remedies; Specific Performance ................    91
      Section 12.7  Governing Law .......................................    91
      Section 12.8  Rules of Construction ...............................    91
      Section 12.9  Assignment ..........................................    91
      Section 12.10 No Waiver; Remedies Cumulative ......................    92
      Section 12.11 Waiver of Jury Trial ................................    92
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



                                INDEX OF EXHIBITS

     Exhibit A     Stockholder Agreement

     Exhibit B-1   HoldCo Stockholder Support Agreement

     Exhibit B-2   HoldCo Support Agreement

     Exhibit C     Form of Voting Agreement

                          AGREEMENT AND PLAN OF MERGER

            This AGREEMENT AND PLAN OF MERGER (this "Agreement"), is entered into as of July 18, 2003 by and among Business Objects S.A., a societe anonyme organized under the laws of the Republic of France ("Parent"), Borg Merger Sub I, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 1"), Borg Merger Sub II, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 2"), Borg Merger Sub III, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Sub 3"), Seagate Software (Cayman) Holdings, an exempted company incorporated in the Cayman Islands ("HoldCo"), and Crystal Decisions, Inc., a Delaware corporation (the "Company").

                                    RECITALS

            WHEREAS, the parties to this Agreement contemplate a transaction pursuant to which (1) Merger Sub 1 will merge with and into HoldCo (the "HoldCo Merger"), (2) immediately following the HoldCo Merger, the surviving corporation of the HoldCo Merger will merge with and into Merger Sub 2 (the "Second HoldCo Merger"), (3) immediately following the Second HoldCo Merger, Merger Sub 3 will merge with and into the Company (the "Company Merger"), and (4) immediately following the Company Merger, the surviving corporation of the Company Merger will merge with and into the surviving corporation of the Second HoldCo Merger (the "Second Company Merger," and together with the HoldCo Merger, the Second HoldCo Merger and the Company Merger, the "Mergers");

            WHEREAS, the board of directors of each of Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3, HoldCo and the Company has approved, and deems it advisable and in the best interests of such corporation and its stockholders to consummate, to the extent applicable, the Mergers upon the terms and subject to the conditions set forth herein;

            WHEREAS, the board of directors of each of Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3, HoldCo and the Company has unanimously approved this Agreement and the transactions contemplated hereby, including, to the extent applicable, the Mergers, in accordance with applicable law and upon the terms and subject to the conditions set forth herein;

            WHEREAS, the board of directors of Parent has resolved to recommend to its stockholders the approval and adoption of this Agreement and the approval of the Mergers and the other transactions contemplated hereby;

            WHEREAS, New SAC, a Cayman Islands corporation (the "HoldCo Stockholder"), as the sole stockholder of HoldCo, has approved and adopted this Agreement and approved the HoldCo Merger;

            WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3 to enter into this Agreement, HoldCo Stockholder is entering into (i) a stockholder agreement in the form attached hereto as Exhibit A and (ii) a support agreement in the form attached hereto as Exhibit B-1;

            WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3 to enter into this Agreement, HoldCo is entering into a support agreement in the form attached hereto as Exhibit B-2;

            WHEREAS, Parent, as the sole stockholder of Merger Sub1, Merger Sub 2 and Merger Sub 3, has approved and adopted this Agreement and approved the Mergers;

            WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of HoldCo and the Company to enter into this Agreement, certain of Parent's stockholders are entering into voting agreements in the form attached hereto as Exhibit C (the "Voting Agreements");

            WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent's and Merger Sub's willingness to enter into this Agreement, HoldCo Stockholder is entering into an indemnification agreement;

            WHEREAS, for United States federal income tax purposes, the parties intend that the HoldCo Merger when taken together with the Second HoldCo Merger and the Company Merger when taken together with the Second Company Merger each qualify as a "reorganization" under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), and the parties intend, by executing this Agreement, that this Agreement constitute a "plan of reorganization" for each such merger within the meaning of Treasury Regulation Section 1.368-2(g); and

            WHEREAS, Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3, HoldCo and the Company each desires to make certain representations, warranties, covenants and agreements in connection with the Mergers and the other transactions contemplated hereby and also to prescribe certain conditions to the Mergers.

            NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, intending to be legally bound, the parties agree as follows:

                                    ARTICLE I

                                   THE MERGERS

            Section 1.1 The Mergers.

                  (a) HoldCo Merger. Subject to the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (the "DGCL"), at the HoldCo Merger Effective Time, Merger Sub 1 will be merged with and into HoldCo. As a result of the HoldCo Merger, the separate corporate existence of Merger Sub 1 will cease and HoldCo will continue as the surviving corporation in the HoldCo Merger (the "HoldCo Merger Surviving Corporation").

                  (b) Second HoldCo Merger. Subject to the terms and conditions of this Agreement and the applicable provisions of the DGCL, immediately after the HoldCo Merger, the HoldCo Merger Surviving Corporation will be merged with and into Merger Sub 2. As a result of the Second HoldCo Merger, the separate corporate existence of the HoldCo Merger Surviving Corporation will cease and Merger Sub 2 will continue as the surviving corporation in the Second HoldCo Merger (the "Second HoldCo Merger Surviving Corporation").

                  (c) Company Merger. Subject to the terms and conditions of this Agreement and the applicable provisions of the DGCL, immediately after the Second HoldCo Merger, Merger Sub 3 will be merged with and into the Company. As a result of the Company Merger, the separate corporate existence of Merger Sub 3 will cease and the Company will continue as the surviving corporation in the Company Merger (the "Company Merger Surviving Corporation").

                  (d) Second Company Merger. Subject to the terms and conditions of this Agreement and the applicable provisions of the DGCL, immediately after the Company Merger, the Company Merger Surviving Corporation will be merged with and into the Second HoldCo Merger Surviving Corporation. As a result of the Second Company Merger, the separate corporate existence of the Company Merger Surviving Corporation will cease and the Second HoldCo Merger Surviving Corporation will continue as the surviving corporation in the Second Company Merger (the "Surviving Corporation").

            Section 1.2 Effective Times. On the Closing Date, Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3 and the Company will cause the Mergers to be consummated by filing the following certificates of merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and other applicable law:

                  (a) a certificate of merger with regard to the HoldCo Merger (the "HoldCo Certificate of Merger") and, immediately thereafter, a certificate of merger with regard to the Second HoldCo Merger (the "Second HoldCo Certificate of Merger"); and

                  (b) a certificate of merger with regard to the Company Merger (the "Company Certificate of Merger") and, immediately thereafter, a certificate of merger with regard to the Second Company Merger (the "Second Company Certificate of Merger").

                  The HoldCo Merger will become effective on the date that the HoldCo Certificate of Merger is filed with the Secretary of State of the State of Delaware, or such other time as agreed in writing by Parent and the Company and specified in the HoldCo Certificate of Merger (such time, the "HoldCo Merger Effective Time"). The Second HoldCo Merger will become effective immediately after the HoldCo Merger Effective Time, or such other time as agreed in writing by Parent and the Company and specified in the Second HoldCo Certificate of Merger (such time, the "Second HoldCo Merger Effective Time"). The Company Merger will become effective on the date that the Company Certificate of Merger is filed with the Secretary of State of the State of Delaware, or such other time as agreed in writing by Parent and the Company and specified in the Company Certificate of Merger (such time, the "Company Merger Effective Time"). The Second Company Merger will become effective immediately after the Company Merger Effective Time, or such other time as agreed in writing by Parent and the Company and specified in the Second Company Certificate of Merger (such time, the "Second Company Merger Effective Time").

            Section 1.3 Closing.

                  (a) Closing Date. Subject to the terms of Article IX, the closing of the Mergers (the "Closing") will take place at 6:00 a.m. California time at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Palo Alto, California, 94301, as soon as practicable, but in any event within two (2) business days after the satisfaction or waiver of all of the conditions set forth in Article IX (other than the condition specified in Section 9.1(a) and those conditions which by their terms are to be satisfied at the Closing) unless Parent, HoldCo and the Company agree in writing to another time, date or location (the "Closing Date").

                  (b) Closing Actions.

                        (i) On the Closing Date the following shall occur in the following order:

                              (1) the HoldCo Certificate of Merger shall be filed with the Secretary of State of the State of Delaware and 100% of the HoldCo Stockholder's equity interest in HoldCo, together with 100% of Option Sub's equity interest in HoldCo will be transferred to Parent (the transfer of the HoldCo's Stockholder's equity interest in HoldCo, the "HoldCo Stockholder's Contribution," the transfer of Option Sub's equity interest in HoldCo, the "Option Sub's Contribution" and, collectively with the HoldCo Stockholder's Contribution, the "HoldCo Contributions");

                              (2) the Second HoldCo Certificate of Merger shall be filed with the Secretary of State of the State of Delaware;

                              (3) the Company Certificate of Merger shall be filed with the Secretary of State of the State of Delaware and 100% of the equity interest of the Contributing Company Common Stockholders' interest in the Company will be transferred to Parent (the "Contributing Company Common Stockholders' Contributions" and, collectively with the HoldCo Contributions, the "Contributions"); and

                              (4) the Second Company Certificate of Merger shall be filed with the Secretary of State of the State of Delaware;

                        (ii) In addition, on the Closing Date the following shall also occur:

                              (1) The Parent stockholders shall meet and approve
      (x) the Mergers, (y) the issuance of Parent Shares to the HoldCo Common Stockholders, Option Sub and the Contributing Company Common Stockholders in the amounts to which such stockholders are entitled pursuant to Sections 2.1(a), 2.1(b) and 2.3(a)(i) hereof in consideration of the Contributions (the "Capital Increase"), and (z) the appointment of two additional members to Parent's board of directors; and

                              (2) Parent's board of directors shall take the necessary steps to implement the Capital Increase and cause the payment of the Per Share Cash Consideration.

            Section 1.4 Effects of the Mergers.

                  (a) HoldCo Merger. At the HoldCo Merger Effective Time, the HoldCo Merger will have the effects as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the HoldCo Merger Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub 1 will vest in the HoldCo Merger Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub 1 will become the debts, liabilities, obligations, restrictions, disabilities and duties of the HoldCo Merger Surviving Corporation.

                  (b) Second HoldCo Merger. At the Second HoldCo Merger Effective Time, the Second HoldCo Merger will have the effects as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Second HoldCo Merger Effective Time, all the property, rights, privileges, powers and franchises of the HoldCo Merger Surviving Corporation will vest in the Second HoldCo Merger Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the HoldCo Merger Surviving Corporation will become the debts, liabilities, obligations, restrictions, disabilities and duties of the Second HoldCo Merger Surviving Corporation.

                  (c) Company Merger. At the Company Merger Effective Time, the Company Merger will have the effect as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub 3 will vest in Company Merger Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub 3 will become the debts, liabilities, obligations, restrictions, disabilities and duties of the Company Merger Surviving Corporation.

                  (d) Second Company Merger. At the Second Company Merger Effective Time, the Second Company Merger will have the effect as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Second Company Merger Effective Time, all the property, rights, privileges, powers and franchises of the Company Merger Surviving Corporation will vest in Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company Merger Surviving Corporation will become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

            Section 1.5 Certificates of Incorporation and Bylaws.

                  (a) HoldCo Merger. At the HoldCo Merger Effective Time, (i) the certificate of incorporation of Merger Sub 1, as in effect immediately prior to the HoldCo Merger Effective Time, will be the certificate of incorporation of the HoldCo Merger Surviving Corporation, until thereafter amended as provided by law and such certificate of incorporation, and (ii) the bylaws of Merger Sub 1, as in effect immediately prior to the HoldCo Merger Effective Time, will be the bylaws of the HoldCo Merger Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation of the HoldCo Merger Surviving Corporation and such bylaws.

                  (b) Second HoldCo Merger. At the Second HoldCo Merger Effective Time, (i) the certificate of incorporation of Merger Sub 2, as in effect immediately prior to the Second HoldCo Merger Effective Time, will be the certificate of incorporation of the Second HoldCo Merger Surviving Corporation, until thereafter amended as provided by law and such certificate of incorporation, and (ii) the bylaws of Merger Sub 2, as in effect immediately prior to the Second HoldCo Merger Effective Time, will be the bylaws of the Second HoldCo Merger Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation of the Second HoldCo Merger Surviving Corporation and such bylaws.

                  (c) Company Merger. At the Company Merger Effective Time, (i) the certificate of incorporation of Merger Sub 3, as in effect immediately prior to the Company Merger Effective Time, will be the certificate of incorporation of the Company Merger Surviving Corporation, until thereafter amended as provided by law and such certificate of incorporation, and (ii) the bylaws of Merger Sub 3, as in effect immediately prior to the Company Merger Effective Time, will be the bylaws of the Company Merger Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation of the Company Merger Surviving Corporation and such bylaws.

                  (d) Second Company Merger. At the Second Company Merger Effective Time, (i) the certificate of incorporation of the Second HoldCo Merger Surviving Corporation, as in effect immediately prior to the Second Company Merger Effective Time, will be the certificate of incorporation of the Surviving Corporation, until thereafter amended as provided by law and such certificate of incorporation, and (ii) the bylaws of the Second HoldCo Surviving Corporation, as in effect immediately prior to the Second Company Merger Effective Time, will be the bylaws of the Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such bylaws.

            Section 1.6 Directors and Officers.

                  (a) HoldCo Merger. The directors of Merger Sub 1 immediately prior to the HoldCo Merger Effective Time will be the initial directors of the HoldCo Merger Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the HoldCo Merger Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of Merger Sub 1 immediately prior to the HoldCo Merger Effective Time will be the initial officers of the HoldCo Merger Surviving Corporation until their respective successors are duly appointed.

                  (b) Second HoldCo Merger. The directors of the HoldCo Merger Surviving Corporation immediately prior to the Second HoldCo Merger Effective Time will be the initial directors of the Second HoldCo Merger Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Second HoldCo Merger Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of the HoldCo Merger Surviving Corporation immediately prior to the Second HoldCo Merger Effective Time will be the initial officers of the Second HoldCo Merger Surviving Corporation until their respective successors are duly appointed.

                  (c) Company Merger. The directors of Merger Sub 3 immediately prior to the Company Merger Effective Time will be the initial directors of the Company Merger Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Company Merger Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of Merger Sub 3 immediately prior to the Second Company Merger Effective Time will be the initial officers of Merger Sub 3 until their respective successors are duly appointed.

                  (d) Second Company Merger. The directors of the Second HoldCo Merger Surviving Corporation immediately prior to the Second Company Merger Effective Time will be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of the Second HoldCo Merger Surviving Corporation immediately prior to the Second Company Merger Effective Time will be the initial officers of the Surviving Corporation until their respective successors are duly appointed.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

            Section 2.1 HoldCo Merger - Treatment of Securities. At the HoldCo Merger Effective Time, by virtue of the HoldCo Merger and without any action on the part of any party, the following will occur:

                  (a) HoldCo Common Stock. Each share of HoldCo's common stock, par value $1.00 per share (the "HoldCo Common Stock"), issued and outstanding immediately prior to the HoldCo Merger Effective Time, will be automatically converted into the right to receive the Common Stock Merger Consideration multiplied by a fraction, (i) the numerator of which shall equal the Majority Shares and (ii) the denominator of which shall be the number of issued and outstanding shares of HoldCo Common Stock.

                  (b) HoldCo Preferred Stock. Each share of HoldCo preferred stock, par value $0.001 per share (the "HoldCo Preferred Stock"), issued in accordance with the provisions of Section 8.21 and held by Option Sub immediately and outstanding prior to the HoldCo Merger Effective Time, will be automatically converted into the right to receive a number of Parent Shares equal to the product of the Closing Stock Option Number and the Option Exchange Ratio.

                  (c) Capital Stock of Merger Sub 1. Each share of common stock, par value $0.001, of Merger Sub 1 issued and outstanding immediately prior to the HoldCo Merger Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the HoldCo Merger Surviving Corporation.

            Section 2.2 Second HoldCo Merger - Treatment of Securities. At the Second HoldCo Merger Effective Time, by virtue of the Second HoldCo Merger and without any action on the part of any party, the following will occur:

                  (a) Capital Stock of HoldCo Merger Surviving Corporation. All of the shares of the HoldCo Merger Surviving Corporation common stock, par value $0.001 per share, issued and outstanding immediately prior to the Second HoldCo Merger Effective Time, will be automatically converted into the right to receive the equal number of shares of common stock, par value $0.001 per share, of Merger Sub 2; and

                  (b) Capital Stock of Merger Sub 2. Each share of common stock, par value $0.001, of Merger Sub 2 issued and outstanding immediately prior to the Second HoldCo Merger Effective Time shall remain issued and outstanding immediately after the Second HoldCo Merger Effective Time.

            Section 2.3 Company Merger - Treatment of Securities. At the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any party, the following will occur:

                  (a) Company Common Stock. Each share of the Company's common stock, par value $0.001 per share (the "Company Common Stock"), issued and outstanding immediately prior to the Company Merger Effective Time, other than Dissenting Shares (as defined in Section 2.6(i)), held by stockholders of the Company other than the Second HoldCo Merger Surviving Corporation (the "Contributing Company Common Stockholders"), will be automatically converted into the right to receive:

                        (i) such number of validly issued and fully paid American depositary shares ("Parent ADSs"), each Parent ADS representing one validly issued and fully paid ordinary share, nominal value EUR 0.10 per share, of Parent (a "Parent Ordinary Share," referred to interchangeably with a Parent ADS in this Agreement as a "Parent Share") as is equal to the Common Stock Exchange Ratio); provided, however, that each holder of shares of Company Common Stock may elect to receive, with respect to any or all Parent ADSs to which it is entitled pursuant to this
      Article II, in lieu of each Parent ADS, one Parent Ordinary Share; and

                        (ii) an amount in cash, without interest, equal to the Per Share Cash Consideration.

                  (b) Certain Definitions. As used in this Agreement, the following terms shall be described as set forth in this Section 2.3(b).

                        (i) "Closing Common Stock Number" shall mean the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the HoldCo Merger Effective Time.

                        (ii) "Closing Option Exercise Proceeds" shall mean the aggregate gross cash proceeds actually received by the Company from the exercise of Company Stock Options between the date hereof and the HoldCo Merger Effective Time.

                        (iii) "Closing Options Intrinsic Value" shall mean (i) the product of (A) the Common Stock Closing Value and (B) the Closing Stock Option Number, minus (ii) the Unexercised Options Proceeds Amount.

                        (iv) "Common Stock Closing Value" shall mean a fraction
      (i) the numerator of which shall be the sum of (A) the Closing Treasury Common Stock Amount, plus (B) $300,000,000, plus (C) the Unexercised Options Proceeds Amount, plus (D) the Closing Option Exercise Proceeds, and (ii) the denominator of which shall be the sum of

      (A) the Closing Common Stock Number and (B) the Closing Stock Option
      Number.

                        (v) "Common Stock Exchange Ratio" shall mean a fraction
      (i) the numerator of which shall equal the total of Factor One minus Factor Two minus Factor Three plus Factor Four, and (ii) the denominator of which shall equal the Closing Common Stock Number.

                        (vi) "Common Stock Merger Consideration" shall mean the Per Share Cash Consideration and the Common Stock Exchange Ratio.

                        (vii) "Closing Stock Option Number" shall mean the aggregate number of shares of Company Common Stock issuable upon exercise of all Company Stock Options granted and outstanding whether or not vested immediately prior to the HoldCo Merger Effective Time other than those that terminate as a result of the transactions contemplated hereby.

                        (viii) "Closing Treasury Common Stock Amount" shall mean the product of (i) the difference of Factor One minus Factor Two, and (ii) the Parent Share Closing Date Price.

                        (ix) "Factor One" shall mean 40,488,135.

                        (x) "Factor Two" shall mean a fraction (i) the numerator of which shall be $300,000,000 and (ii) the denominator of which shall be the Parent Share Signing Date Price.

                        (xi) "Factor Three" shall mean a fraction (i) the numerator of which shall be the Closing Options Intrinsic Value and (ii) the denominator of which shall be the Parent Share Closing Date Price.

                        (xii) "Factor Four" shall mean a fraction (i) the numerator shall be the product of (A) 0.609537 and (B) the Closing Option Exercise Proceeds and (ii) the denominator of which shall be the Parent Share Closing Date Price.

                        (xiii) "Option Exchange Ratio" shall mean a fraction (i) the numerator of which shall be the Common Stock Closing Value and (ii) the denominator of which shall be the Parent Share Closing Date Price.

                        (xiv) "Parent Share Closing Date Price" shall mean the average of the closing sale prices of Parent ADSs on the Nasdaq National Market for the ten (10) trading days ending on, and including, the third trading day prior to the HoldCo Merger Effective Time.

                        (xv) "Parent Share Signing Date Price" shall mean the average of the closing sale prices of Parent ADSs on the Nasdaq National Market for the ten (10) trading days ending on, and including, the third trading day prior to the date hereof.

                        (xvi) "Per Share Cash Consideration" shall mean a fraction (i) the numerator of which shall mean the sum of (A) $300,000,000 and (B) the product of (1) 0.390463 and (2) the Closing Option Exercise Proceeds, and (ii) the denominator of which shall be the Closing Common Stock Number.

                        (xvii) "Unexercised Options Proceeds Amount" shall mean the aggregate gross cash proceeds that would be received by the Company upon exercise of all Company Stock Options, vested or unvested, granted and outstanding immediately prior to the HoldCo Merger Effective Time other than those that terminate as a result of the transactions contemplated hereby.

                  (c) Capital Stock of Merger Sub 3. Each share of common stock, par value $0.001, of Merger Sub 3 issued and outstanding immediately prior to the Company Merger Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Company Merger Surviving Corporation.

                  (d) Company Merger Surviving Corporation Stock Options. At the Company Merger Effective Time, each option to acquire shares of Company Common Stock outstanding immediately prior to the Company Merger Effective Time (the "Company Stock Options") granted pursuant to the Company's 1999 Stock Option Plan, other than options granted under the U.K. Subplan, whether vested or unvested, will be converted into an option to acquire such number of validly issued and fully paid Parent ADSs in accordance with this Section 2.3(d). At the Company Merger Effective Time, each Company Stock Option so converted will be deemed to constitute an option to acquire, on substantially the same terms and conditions as were applicable to such Company Stock Option, a number of Parent ADSs equal to the product (rounded down to the nearest whole Parent ADS) of (i) the number of shares of Company Common Stock that were issuable upon exercise of such Company Stock Option immediately prior to the Company Merger Effective Time multiplied by (ii) the Option Exchange Ratio; and the per share exercise price of each such Company Stock Option shall be adjusted by dividing (y) the per share exercise price of each such Company Stock Option by (z) the Option Exchange Ratio, and rounding up to the nearest cent. Except as provided in the immediately preceding sentence, the Company Stock Options will continue to be exercisable upon the same terms and conditions as were applicable to such Company Stock Options immediately prior to the Company Merger Effective Time except that, upon exercise of such Company Stock Options, the holders thereof will receive Parent ADSs held by a wholly-owned subsidiary initially formed by HoldCo (the "Option Sub"). Merger Sub 2, as holder of Option Sub, shall be obligated to distribute Option Sub to its stockholder as soon as practicable after consummation of the Mergers. It is the intention of the parties that the Company Stock Options so assumed by Parent qualify, to the maximum extent permissible following the Company Merger Effective Time as incentive stock options as defined in Section 422 of the Code, to the extent the Company Stock Options so assumed qualified as incentive stock options prior to the Company Merger Effective Time. Notwithstanding the foregoing, as of the Company Merger Effective Time, all options outstanding under the 2000 Stock Option Plan and the U.K. Subplan under the 1999 Stock Option Plan shall not be assumed and shall accelerate and become fully vested and exercisable and to the extent not exercised as of the Company Merger Effective Time, together with the 2000 Stock Option Plan, shall terminate and be of no force and effect. Notwithstanding the foregoing, as of the Company Merger Effective Time, each Company Stock Option granted to each member of the board of directors of the Company pursuant to the Company Option Plans (each, a "Director Stock Option") shall accelerate and become fully vested and exercisable as to one hundred percent (100%) of the shares subject to each Director Stock Option.

                  (e) Stock Option Notice. As soon as practicable (but in no event later than five (5) business days) after the Effective Time, Parent will, or will cause the Surviving Corporation to, deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the 1999 Stock Option Plan and that the agreements evidencing the grants of such options will continue in effect on the same terms and conditions (subject to the adjustments required by this Article II after giving effect to the Mergers).

                  (f) Reclassifications, Stock Splits, etc. Without duplication of any required adjustments under applicable law, if after the date hereof and prior to the Effective Time, any change in the outstanding shares of capital stock of any party, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Common Stock Exchange Ratio, Per Share Cash Consideration, Option Exchange Ratio and any other amounts payable to holders of shares of capital stock of HoldCo or the Company pursuant to this Agreement will be appropriately adjusted to provide such holders the same economic effect as contemplated by this Agreement prior to such event.

            Section 2.4 Second Company Merger - Treatment of Securities. At the Second Company Merger Effective Time, by virtue of the Second Company Merger and without any action on the part of any party, the following will occur:

                  (a) Capital Stock of Company Merger Surviving Corporation. All of the shares of the Company Merger Surviving Corporation common stock, par value $0.001 per share, issued and outstanding immediately prior to the Second Company Merger Effective Time, will be automatically converted into the right to receive the equal number of shares of the Surviving Corporation, par value $0.001 per share; and

                  (b) Capital Stock of the Surviving Corporation. Each share of common stock, par value $0.001, of the Second HoldCo Merger Surviving Corporation issued and outstanding immediately prior to the Second Company Merger Effective Time shall remain issued and outstanding immediately after the Second Company Merger Effective Time.

            Section 2.5 Exchange and Payment.

                  (a) Depositary; Exchange Agent. Promptly following the Capital Increase, Parent shall deliver to BNP Paribas, as depositary ("BNP Paribas"), for the benefit of holders of Certificates, the Parent Ordinary Shares being issued pursuant to the Capital Increase, cash in an amount sufficient to pay the aggregate cash consideration payable pursuant to this Article II and to make any payment in lieu of fractional Parent Shares and any dividends or distributions to which holders of Certificates may be entitled. BNP Paribas, from time to time and to the extent required, shall deposit with The Bank of New York, as exchange agent ("The Bank of New York"), for the benefit of the holders of Certificates that elect to receive Parent ADSs, Parent Ordinary Shares, the underlying cash in an amount sufficient for payment in lieu of fractional Parent ADSs pursuant to Section 2.6(b) and any dividends or distributions to which holders of Certificates electing to receive Parent ADSs are entitled to receive pursuant to this Article II in exchange for Certificates (Parent Shares and cash provided to BNP Paribas, whether held by the BNP Paribas or The Bank of New York, the "Exchange Fund").

                  (b) Exchange Procedures. Except as set forth in Section 2.6, promptly after the Effective Time, the Surviving Corporation will cause BNP Paribas to deliver to each holder of record of a certificate or certificates that, immediately prior to the Closing, represented outstanding shares of Company Common Stock or HoldCo Common Stock (as the case may be, the "Certificates") (i) a letter of transmittal that will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the BNP Paribas and which will be in the form and have such other provisions as Parent and BNP Paribas may reasonably specify and which letter of transmittal will include a form of election by which each such holder is entitled to elect to receive Parent Ordinary Shares rather than all or any portion of the Parent ADSs which such holder is entitled to receive upon surrender of a Certificate in accordance with this Section 2.5 and
(ii) instructions for use in effecting the surrender of the Certificates in exchange for a number of whole Parent Shares, amount of Per Share Cash Consideration, cash in lieu of fractional Parent Shares pursuant to the terms hereof and dividends or distributions pursuant to Section 2.6(c), if any, into which the number of shares of Company Common Stock or HoldCo Common Stock, as the case may be, previously represented by such Certificate will have been converted pursuant to this Agreement. Upon surrender of a Certificate for cancellation to BNP Paribas, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by BNP Paribas, the holder of such Certificates will be entitled to receive in exchange therefor the number of whole Parent Shares for each share of Company Common Stock or HoldCo capital stock, as the case may be, formerly represented by such Certificate (after taking into account all Certificates surrendered by such holder) to which the holder is entitled pursuant to the terms hereof, which will be delivered in uncertificated form, the amount of Per Share Cash Consideration, cash in lieu of fraction of Parent Shares which the holder has the right to receive and any dividends or distributions payable, and the Certificate so surrendered will be cancelled. BNP Paribas will accept such Certificates upon compliance with such reasonable terms and conditions as BNP Paribas may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates on the Per Share Cash Consideration or cash payable pursuant to Section 2.6(b) and (c) below upon the surrender of the Certificates.

                  (c) HoldCo Preferred Stock Exchange Procedures. Promptly after the Effective Time, BNP Paribas will cause to be delivered to the holder of all outstanding shares of HoldCo Preferred Stock, as reflected in the books and records of the Company at the HoldCo Merger Effective Time, the number of Parent ADSs determined pursuant to Section 2.1(b).

            Section 2.6 Parent Shares.

                  (a) The Parent Shares to be issued in exchange for the shares of HoldCo Common Stock and Company Stock pursuant to this Article II will be (i) registered in the name of The Bank of New York and delivered in the form of Parent ADSs, and such Parent ADSs will be issued in accordance with the Amended and Restated Deposit Agreement, dated as of May 8, 1996, as amended and restated as of December 30, 1998, among Parent, The Bank of New York, as depositary, and the holders of Parent ADSs (as such agreement may be amended to deposit Parent Ordinary Shares being issued pursuant to this Article II and to deliver Parent ADSs being delivered hereto) or (ii) if and to the extent elected by any holder of a Certificate in the manner provided in Section 2.5(b), registered in the name of BNP Paribas and delivered in the form of Parent Ordinary Shares, in book-entry form, rather than Parent ADSs.

                  (b) Fractional Shares. Notwithstanding any other provision of this Agreement, no fraction of a Parent Share will be issued and no dividend or other distribution, stock split or interest with respect to Parent Shares will relate to any fractional Parent Share, and no such fractional interest will entitle the owner thereof to any rights as a holder of a Parent Share. In lieu of any such fractional security, each holder of shares of HoldCo capital stock and Company Stock otherwise entitled to a fraction of Parent Share will be entitled to receive in accordance with the provisions of this Section from BNP Paribas or The Bank of New York, as the case may be (as appropriate, referred to herein as the "Exchange Agent") a cash payment representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of all such holders of the aggregate of the fractions of Parent Shares which would otherwise be issued (the "Excess Parent Shares"). The sale of the Excess Parent Shares by the Exchange Agent will be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the former holders of shares of HoldCo capital stock and Company Stock, the Exchange Agent will hold such proceeds in trust for the holders of shares of HoldCo capital stock and Company Stock. Parent will pay all commissions, transfer Taxes (other than those transfer Taxes for which the stockholders of HoldCo and the Common are solely liable) and other out-of-pocket transaction costs, including the expenses and compensation, of the Exchange Agent incurred in connection with such sale of the Excess Parent Shares. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of HoldCo capital stock and Company Stock in lieu of any fractional Parent Shares, the Exchange Agent will make available such amounts to such holders of shares of HoldCo capital stock and Company Stock without interest.

                  (c) Distributions with Respect to Unexchanged HoldCo Capital Stock and Company Stock. No dividends, interest payments or other distributions declared or paid after the Effective Time with respect to Parent Shares with a record date after the Effective Time will be paid to any former holder of shares of HoldCo capital stock and Company Stock with respect to Parent Shares represented thereby until the amounts contemplated by Article II have been delivered to such holder by the Exchange Agent. Subject to escheat, Tax or other applicable law following such delivery, the Exchange Agent will deliver to the holders of Parent Shares, without interest (i) at the time of such delivery, the amount of dividends or other distributions payable in respect of such Parent Shares with a record date after the Effective Time and a payment date on or prior to the date of such delivery and (ii) at the appropriate payment date, the amount of dividends, interest payments or other distributions, with a record date after the Effective Time but a payment date occurring after delivery, payable with respect to such Parent Shares.

                  (d) Transfers of Ownership. If amounts contemplated by Article II to be paid such that Parent Shares are to be issued to, or cash is to be remitted to, a Person other than the Person in whose name the surrendered Certificate is registered, it will be a condition of such exchange that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will pay to the Exchange Agent any transfer or other Taxes required by reason of the issuance of Parent Shares or payment of cash to a Person other than the registered holder of the Certificate surrendered, or established to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

                  (e) Transfer Books; No Further Ownership Rights In HoldCo Common Stock. At the HoldCo Merger Effective Time, the stock transfer books of HoldCo will be closed and thereafter there will be no further registration of transfers of shares of HoldCo capital stock on the records of HoldCo. From and after the HoldCo Merger Effective Time, the former holders of shares of HoldCo capital stock will cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable law. If, after the HoldCo Merger Effective Time, Certificates in respect of HoldCo capital stock are presented for any reason, they will be cancelled and exchanged as provided in this Article II.

                  (f) Transfer Books; No Further Ownership Rights In Company Stock. At the Company Merger Effective Time, the stock transfer books of the Company will be closed and thereafter there will be no further registration of transfers of shares of Company Stock on the records of the Company. From and after the Company Merger Effective Time, the former holders of shares of Company Stock will cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable law. If, after the Company Merger Effective Time, Certificates in respect of Company Common Stock are presented to for any reason, they will be cancelled and exchanged as provided in this Article II.

                  (g) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six (6) months after the Effective Time will, at the request of Parent, be delivered to Parent to be held in trust for such holders. Such holders of Certificates will be entitled thereafter only to look to Parent (subject to abandoned property, escheat, statute of limitations or other similar laws) only as general creditors thereof with respect to the Common Stock Merger Consideration and any cash in lieu of fractional Parent Shares and any dividends or distributions payable upon due surrender of the Certificates. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock or HoldCo capital stock immediately prior to such time as such amounts otherwise would escheat to or become property of any Governmental Entity will, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding anything to the contrary in this Section, neither BNP Paribas, The Bank of New York, Parent nor any party hereto will be liable to a holder of share of Company Common Stock or HoldCo capital stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (h) Required Withholding. Each of BNP Paribas, The Bank of New York, Parent and the surviving corporation of any of the Mergers will be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Stock or HoldCo capital stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable law. To the extent such amounts are so deducted or withheld, the amount of such consideration will be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

                  (i) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Company Merger Effective Time and held by a holder who has not voted in favor of the Company Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DGCL (collectively, the "Dissenting Shares") will not be converted into the right to receive the Common Stock Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses such holder's rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with applicable law. If, after the Company Merger Effective Time, such holder fails to perfect or withdraws or loses such holder's right to appraisal, or if it is determined that such holder does not have an appraisal right, such shares of Company Common Stock will be treated as if they had been converted as of the Company Merger Effective Time into the right to receive the Common Stock Merger Consideration. The Company will give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent will have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable law. The Company will not, except with prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable law. The Exchange Agent will withhold the Common Stock Merger Consideration with respect to each Dissenting Share and, upon Parent's request, will promptly return to Parent the Common Stock Merger

Consideration made available to the Exchange Agent by Parent pursuant to Section 2.5(a) to pay for shares for which appraisal rights are perfected.

                  (j) Lost, Stolen or Destroyed Certificates. In the event any Certificates have been lost, stolen or destroyed, the Exchange Agent will issue and pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Common Stock Merger Consideration, cash for fractional shares, if any, and any dividends or distributions payable pursuant in each case, pursuant hereto; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

                                   ARTICLE III

                     COMPANY REPRESENTATIONS AND WARRANTIES

            The Company represents and warrants to Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3, subject to such exceptions as are set forth in the disclosure schedule delivered by Company to Parent on the date hereof (the "Company Disclosure Schedule"), which disclosure shall provide an exception to or otherwise qualify the representations or warranties of Company specifically referred to in the applicable numbered and lettered sections and subsections of this Article III to which each exception refers as well as such other representations and warranties to the extent that it is reasonably apparent on the face of the Company Disclosure Schedule that such disclosure is applicable.

            Section 3.1 Organization.

                  (a) The Company and each Company Subsidiary (i) is a corporation or other organization duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization,
(ii) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and
(iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in the cases of clauses (ii) and (iii) above, where such failure to have such power or authority or to be so qualified or licensed would not reasonably be expected to have a Company Material Adverse Effect. Section 3.1(a) of the Company Disclosure Schedule sets forth each jurisdiction where the Company or any Company Subsidiary so qualified, licensed or admitted to do business.

                  (b) The Company has made available to Parent or its counsel complete and correct copies of the certificate of incorporation and bylaws or equivalent governing instruments of the Company and each Company Subsidiary, as is in effect on the date hereof. None of the Company or any of the Company Subsidiaries is in material violation of any provision of its certificate of incorporation or bylaws or equivalent governing instruments.

                  (c) Section 3.1(c) of the Company Disclosure Schedule sets forth a true and complete list of all of the Company Subsidiaries as of the date hereof, indicating the name, jurisdiction of organization and the Company's equity interest in, each such entity, and each of such entity's officers and directors. Other than with respect to the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation, partnership, joint venture or other business association or entity, other than securities of any publicly-traded equity in amounts less than one percent (1%), which the Company holds in its investment portfolio. Other than directors' qualifying shares required under applicable law, all of the outstanding capital stock of each Company Subsidiary is owned directly or indirectly by the Company free and clear of all mortgages, pledges, claims, liens, charges, encumbrances, options or security interests of any kind or nature whatsoever (collectively, "Encumbrances"), except for restrictions imposed by applicable securities laws, and is validly issued, fully paid and nonassessable, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities (or securities convertible into or exchangeable for securities having such rights) of any such Company Subsidiary to any Person except the Company.

            Section 3.2 Capitalization.

                  (a) As of the date hereof, the authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock, of which 76,106,805 shares were issued and outstanding as of July 17, 2003 and 250 shares are issued and held in the treasury of the Company. As of the date hereof, 22,700,000 shares were reserved for issuance pursuant to the Company Option Plans, and 17,764,694 shares of Company Common Stock are reserved for issuance pursuant to outstanding Company Stock Options as of July 17, 2003. As of the date hereof, 5,250,000 shares are reserved for issuance pursuant to the Company's 2002 Stock Option Plan and 2002 Director Option Plan, and no options to acquire shares of the Company Common Stock are outstanding under the 2002 Stock Option Plan and the 2002 Director Option Plan. As of the date hereof, there are no warrants outstanding to purchase shares of Company Common Stock. All of the outstanding shares of the Company Common Stock are, and all shares of Company Common Stock which may be issued pursuant to the exercise of outstanding Company Stock Options, prior to the Company Merger Effective Time will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights.

                  (b) Section 3.2(b) of the Company Disclosure Schedule sets forth a complete list of options under the 1999 Stock Option Plan and the 2000 Stock Option Plan (collectively, the "Company Option Plans") outstanding as of the date hereof, showing the date of grant, whether or not such Company Stock Option is intended to be an incentive stock option or a non-qualified stock option, the exercise price of each Company Stock Option, and the number of shares of Company Common Stock issuable upon exercise of each Company Stock Option. All of such Company Stock Options have been granted to employees, directors, or consultants of the Company or a Company Subsidiary in the ordinary course of business consistent with past practices. All Company Stock Options granted under the Company Option Plans have been granted pursuant to option award agreements in substantially the form attached as an exhibit to Section 3.2(b) of the Company Disclosure Schedule. The Company has made available to Parent or its counsel complete and correct copies of the Company Option Plans and all forms of option agreements.

                  (c) There are no bonds, debentures, notes or other indebtedness having general voting rights or which are convertible into or exchangeable for equity securities (any of the foregoing, "Convertible Debt") of the Company or any Company Subsidiary issued and outstanding as of the date hereof. As of the date hereof, (i) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of the Company or any Company Subsidiary obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Convertible Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (ii) there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any Company Subsidiary or any affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other entity.

                  (d) All outstanding shares of Company Common Stock, all outstanding Company Stock Options and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance with (i) all applicable laws, including applicable securities laws, and (ii) all material requirements set forth in applicable agreements or instruments.

            Section 3.3 Authority; Consents and Approvals; No Violations.

                  (a) Subject to the approval of the Company Merger by the Company's stockholders, the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the Company Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company of the Company Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Company Merger and the other transactions contemplated hereby, the approval and adoption of this Agreement and the approval of the Company Merger by the requisite vote of the Company's stockholders and the filing of the Company Certificate of Merger pursuant to the DGCL. The affirmative vote or written consent of the holders of a majority of the outstanding shares of Company Common Stock to approve and adopt this Agreement and approve the

Company Merger is the only vote of the holders of any class or series of Company capital stock necessary to approve and adopt this Agreement and approve the Company Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3 and HoldCo, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

                  (b) The execution and delivery of this Agreement by the Company, and the performance of this Agreement by the Company and the consummation by the Company of the Company Merger and the other transactions contemplated by this Agreement, do not and will not, (i) conflict with or violate the certificate of incorporation or bylaws of the Company or the equivalent organizational documents of any of the Company Subsidiaries, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Company Merger by the Company's stockholders as contemplated in
Section 8.1, and compliance with the requirements set forth in Section 3.3(c) below, conflict with or violate any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, guidance, code, order, judgment, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity ("Legal Requirement") applicable to the Company or any of the Company Subsidiaries or by which the Company or any of the Company Subsidiaries or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Company or any of the Company Subsidiaries pursuant to any Company Identified Contract.

                  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the Company Merger and the other transactions contemplated hereby, except for (i) the filing of the Company Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the filing of an information statement or proxy statement, as the case may be (the "Company Information Statement"), with the Securities Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the filing and effectiveness of the Registration Statement, (iii) such consents, approvals, orders, authorizations, registrations, declarations and the filings as may be required under applicable federal, foreign and state securities (or related) laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and, if applicable, any other antirust or competition laws of other jurisdictions (the "Foreign Antitrust Filings"), (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or "blue sky" laws and the securities laws of any foreign country, and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made individually or in the aggregate would not be material to the Company, Parent or the Surviving Corporation or materially adversely affect the ability of the parties hereto to consummate the Company Merger within the time frame in which the Company Merger would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (iv) are referred to herein as the "Company Necessary Consents."

            Section 3.4 Company SEC Filings; Financial Statements.

                  (a) The Company has filed all forms, reports and documents required to be filed by the Company with the SEC since June 30, 2000 and has made available to Parent or its counsel such forms, reports and documents in the form filed with the SEC (including the Company's registration statement on Form S-1 filed on May 23, 2003, as amended (the "Company Form S-l")), and as those documents have been amended and including such documents that the Company may file subsequent to the date hereof (the "Company SEC Filings"). As of their respective dates, the Company SEC Filings (i) were prepared and timely filed in accordance with and complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder and
(ii) did not at the time they were filed (or if amended or superceded by a filing prior to the date hereof, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Filings (including such financial statements as were incorporated by reference) (the "Company Financial Statements") (i) complied in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any similar or successor form under the Exchange Act), and
(iii) fairly presented in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated therein, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The reserves reflected in the Company Financial Statements have been calculated in accordance with GAAP. The balance sheet of the Company contained in the Company SEC Filings as of March 28, 2003 is hereinafter referred to as the "Company Balance Sheet."

                  (c) The Company has made available to Parent or its counsel
(i) a complete and correct copy of any amendments or modifications to the Company

Form S-1 or other Company SEC Filings, which have not yet been filed with the SEC but that the Company intends to file as of the date hereof, and (ii) complete and correct copies of any correspondence with, and inquiries from, the SEC with respect to previously filed Company SEC Filings since June 30, 2000 other than ministerial correspondence generated in connection with the submission of filings under Section 16 of the Exchange Act and requests for and responses to requests for Edgar identification codes.

                  (d) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations,
(ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

                  (e) All accounts receivable of the Company, whether reflected in the Company Balance Sheet or otherwise, are current and arose from valid transactions in the ordinary course of business and consistent with past practices with unrelated third parties.

                  (f) The Company has implemented "disclosure controls and procedures" (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) designed to ensure that material information relating to the Company and the Company Subsidiaries is made known to the Company's chief executive officer and chief financial officer. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by the Company's chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification was true, accurate and complete, and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

                  (g) Since June 30, 2000, neither the Company nor any Company Subsidiary nor, to the Company's Knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company's board of directors or any committee thereof or to any director or officer of the Company.

            Section 3.5 Absence of Certain Changes. Except as disclosed in the Company SEC Filings filed since the date of the Company Balance Sheet and through the date hereof and, as contemplated by this Agreement, each of the Company and the Company Subsidiaries has conducted its respective business in all material respects only in the ordinary course of business consistent with past practices and in compliance in all material respects with all applicable laws and regulations and, specifically and without limitation of the foregoing, there has not been, with respect to the Company or any Company Subsidiaries:

                  (a) a Company Material Adverse Effect;

                  (b) (i) any split, combination or reclassification of any capital stock, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the shares of capital stock, or any purchase, redemption or other acquisition of any of the shares of capital stock or any other securities or other partnership interests or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees or consultants following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, or (iii) any amendment of any material term of any outstanding security;

                  (c) any (i) change in pricing or royalties set or charged to customers or licensees by the Company or any Company Subsidiary or in pricing or royalties set or charged by Persons who have licensed technology to the Company or any Company Subsidiary other than in the ordinary course of business consistent with past practices, (ii) any disposing or impairment of or permitting to lapse of any Company Intellectual Property Rights, (iii) disposing of or disclosing (except as necessary in the conduct of its business) to any Person other than Representatives of Parent any Trade Secret or other Intellectual Property Rights not theretofore a matter of public knowledge, or
(iv) any material change to the Company's or any Company Subsidiary's rights to use an Intellectual Property Rights licensed from a third party, except, in the case of (i) through (iv) in the aggregate, as would not be material to the Company and the Company Subsidiaries, taken as a whole;

                  (d) any sale, transfer, or other disposition of any material properties or assets (whether real, personal or mixed, tangible or intangible) except in the ordinary course of business consistent with past practices;

                  (e) (i) any assumption, guarantee, endorsement or liability otherwise incurred (whether directly, contingently or otherwise) for the obligations of any other Person other than those of the Company or any Company Subsidiary, or (ii) any making of any loan, advance or capital contribution to or investment in any Person, including any director, officer or other affiliate of the Company, other than (A) loans, advances or capital contributions to or investments in wholly-owned Company Subsidiaries or entities that became wholly-owned Company Subsidiaries made in the ordinary course of business, (B) investments made in accordance with the Company's investment guidelines, a copy of which has been made available to Parent or its counsel, and in the ordinary course of business and consistent with past practices, and
(C) travel and entertainment expense advances in the ordinary course of business;

                  (f) (i) any material Tax election or material change in any Tax election, any material change in annual Tax accounting period or method of Tax accounting other than as required by applicable laws or regulations, any filing of any material amended Tax Returns, any entering into of a closing agreement, settlement of or consent to any Tax claim, any surrendering of any right to claim a material refund of Taxes, or any consent to any extension or waiver of the statutory period of limitation applicable to any material Tax claim, (ii) any material change in any method of accounting, method of accounting principles or practice, except for any such change required by reason of a concurrent change in GAAP or compliance with the applicable requirements of the rules and regulations promulgated by the SEC, or (iii) any revaluation of any material assets, including, without limitation, writing-off notes or accounts receivable other than in the ordinary course of business;

                  (g) any loss of, or receipt of written notice of any intention to cancel or otherwise terminate, any Identified Contract that would be reasonably likely, individually or in the aggregate, to be material to the Company other than in the ordinary course of business consistent with past practices;

                  (h) (i) any increase or change in any compensation, benefits or bonus paid or made payable to any of their executive officers or directors or employees earning more than $150,000 in base salary annually, or any increase in severance or termination pay, or any material modification or amendment of any currently effective employment, severance, termination or indemnification agreement or any agreement or policy the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated hereby, in each case other than
(A) in connection with periodic compensation or performance reviews, (B) for severance and release agreements made in connection with the termination of employment, (C) promotions, or (D) to the compensation of the sales force in the case of each of (A) through (D), in the ordinary course of business consistent with past practices, or (ii) any action taken to accelerate, amend or change the period of vesting or exercisability of options or restricted stock, or reprice options granted under any Company Option Plans or authorization of cash payments in exchange for any options granted under any Company Option Plans; or

                  (i) any agreement, whether in writing or otherwise, to take any action described in this Section 3.5.

            Section 3.6 No Undisclosed Liabilities. Except as and to the extent disclosed in the Company Financial Statements or the Company SEC Filings and except for liabilities and obligations incurred in the ordinary course of business since the date of the Company Balance Sheet and through the date hereof, neither the Company nor any Company Subsidiary has incurred any liabilities required under GAAP to be set forth on a consolidated balance sheet (absolute, accrued, contingent or otherwise) which would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

            Section 3.7 Real and Personal Property.

                  (a) The Company and the Company Subsidiaries do not own any real property.

                  (b) Section 3.7(b) of the Company Disclosure Schedule sets forth a complete list of all real property leased or occupied as of the date hereof by the Company or any of the Company Subsidiaries (the "Real Property"), for each of which the Company has made available a complete and accurate copy of the lease agreement, along with all amendments to Parent or its counsel. The leases for Real Property in which the amount of rental payments that the Company or any Company Subsidiary is required to make on an annual basis exceeds $500,000 are identified on Section 3.7(b) of the Company Disclosure Schedule with an asterisk (*) (the "Identified Leases").

                  (c) Neither the Company nor any Company Subsidiary is a party to any lease, sublease, assignment or similar arrangement under which the Company or any Company Subsidiary is a lessor, sublessor, assignor or otherwise makes available for use by any third party any portion of the Real Property.

                  (d) All leases of the Company and the Company Subsidiaries (i) are valid, binding and enforceable in accordance with their terms, (ii) are in full force and effect, and (iii) to the Company's Knowledge, were negotiated on an arms' length basis, and there are no existing material defaults by the Company or any Company Subsidiary thereunder and no event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default thereunder.

                  (e) The Company and each of the Company Subsidiaries has good and valid title to all of its properties, interests in properties and assets, real and personal, reflected in the Company Balance Sheet or acquired after the date of the Company Balance Sheet (except properties, interests in properties and assets sold or otherwise disposed of since the date of the Company Balance Sheet in the ordinary course of business, consistent with past practices), or with respect to Real Properties and assets, valid leasehold interests in, free and clear of all Encumbrances, except (i) Encumbrances for current Taxes not yet due, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use or value of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, and (iii) liens securing debt which are reflected on the Company Balance Sheet.

            Section 3.8 Litigation. As of the date hereof, there is no action, suit, claim, binding arbitration proceeding or binding alternative dispute resolution proceeding, or investigation or proceeding by or before any court or Governmental Entity pending, or, to the Company's Knowledge, overtly threatened against, naming the Company or any Company Subsidiary or any of the Company's officers or directors (in their capacities as such) or any other party that the Company or any of the Company Subsidiaries may be obligated to indemnify as a party thereto or seeking to restrain, enjoin, alter or delay the consummation of the Company Merger or the other transactions contemplated hereby. There is no pending or effective judgment, decree or order against the Company, any Company Subsidiary or any of the Company's officers or directors (in their capacities as such). There is no litigation that the Company or any Company Subsidiary has pending against other parties. There have been no claims made or, to the Company's Knowledge, overtly threatened against the Company or any Company Subsidiary under any indemnification, contribution or reimbursement agreement to which the Company or any Company Subsidiary is a party or otherwise bound.

            Section 3.9 Compliance with Laws.

                  (a) The Company and the Company Subsidiaries are in compliance in all material respects with all material Legal Requirements. No investigation or review by any Governmental Entity is pending or, to the Company's Knowledge, has been overtly threatened against the Company or any Company Subsidiary. Neither the Company nor any of the Company Subsidiaries has received any written communication from a Governmental Entity (excluding routine inspections) that alleges that any of them is not in compliance with all material federal, state, foreign or local laws, rules and regulations. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of the Company Subsidiaries which has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of the Company or the Company Subsidiaries, any acquisition of property material to the operation or conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted. The Company and the Company Subsidiaries hold, to the extent legally required, all licenses, permits and approvals from Government Entities that are material to the operation of the Company's and the Company Subsidiaries' business, taken as a whole, as currently conducted. The Company and the Company Subsidiaries are in compliance in all material respects with such licenses, permits and approvals.

                  (b) None of the Company, any Company Subsidiary or, to the Company's Knowledge, any directors or officers, agents or employees of the Company or any Company Subsidiary, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any payment in the nature of criminal bribery.

            Section 3.10 Intellectual Property; Privacy.

                  (a) Section 3.10(a) of the Company Disclosure Schedule lists as of the date hereof all Registered Company Intellectual Property Rights (excluding patent applications).

                  (b) Section 3.10(b) of the Company Disclosure Schedule lists as of the date hereof all existing License Agreements other than (i) Inbound License Agreements for Non-Material Computer Software, (ii) Outbound License Agreements which are nonexclusive software licenses of Computer Software to distributors, OEMs and end-users (other than the top 20 end-users by revenue) in the ordinary course of the business of the Company or any Company Subsidiary, and (iii) other License Agreements which are not material to the business of the Company or any Company Subsidiary. None of the Outbound License Agreements grant any third party exclusive rights to or under any material Company Intellectual Property Rights. To the Company's Knowledge, the Company and all Company Subsidiaries are in compliance with, and have not breached any material term of any of the License Agreements listed on Section 3.10(b) and, to the Company's Knowledge, all other parties to such License Agreements are in compliance with, and have not breached any term of, such License Agreements.

                  (c) There are no judgments or orders naming the Company or any Company Subsidiary which restrict the conduct of the business of the Company or any of the Company Subsidiaries in order to accommodate a third party's Intellectual Property Rights, other than such judgments or orders that would not have a Company Material Adverse Effect.

                  (d) The Company or one of the Company Subsidiaries is the sole owner of all right, title, and interest, free and clear of all Encumbrances (other than non-exclusive licenses), in and to all Registered Company Intellectual Property Rights registered in the United States and listed in
Section 3.10(a) of the Company Disclosure Schedule.

                  (e) To the Company's Knowledge, the conduct of the business of the Company (including the design, development, marketing and sale of the products or services of the Company or the Company Subsidiaries) does not (except as may have been resolved) infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party or to constitute unfair competition or unfair trade practices under the laws of any jurisdiction, in each case to an extent which would reasonably be expected to have a Company Material Adverse Effect.

                  (f) In the one (1) year period preceding the date hereof, neither the Company nor any of the Company Subsidiaries has received any written communications from any third party alleging, or which reasonably could be construed as an allegation, that the operation of the business of the Company or any of the Company Subsidiaries or any act, product or service of the Company or any of the Company Subsidiaries, has infringed or misappropriated or does infringe or misappropriate the Intellectual Property Rights of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction, in each case to an extent which is likely to have a Company Material Adverse Effect.

                  (g) To the Company's Knowledge, there is no pending or threatened claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal or registration authority in any jurisdiction alleging that the conduct of the business of the Company or any Company Subsidiary has infringed or misappropriated or does infringe or misappropriate the Intellectual Property Rights of any third party or constitute unfair competition or unfair trade practices under the laws of such jurisdiction.

                  (h) To the Company's Knowledge, no Person has infringed or misappropriated, or is infringing or misappropriating, any Company Intellectual Property Rights in a manner that would have a Company Material Adverse Effect. The Company is not a joint owner of any material Company Intellectual Property Rights.

                  (i) The Registered Company Intellectual Property Rights have not been cancelled or abandoned and have not expired or lapsed, except where the Company or a Company Subsidiary has elected, in the exercise of reasonable business judgment, not to pursue or maintain such Registered Company Intellectual Property Rights or where such rights have expired in the ordinary course. To the Company's Knowledge, all necessary registration, maintenance and renewal fees currently due in connection with any Registered Company Intellectual Property Rights have been made and all necessary documents, recordations and certificates in connection with such Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States, as the case may be, for the purposes of maintaining such Registered Intellectual Property Rights.

                  (j) To the extent that any material Computer Software or patentable inventions have been developed or created by a third party (including any current or former employee of the Company or any of the Company Subsidiaries) for the Company or any Company Subsidiary, the Company or one of the Company Subsidiaries, as the case may be, has a written agreement with such third party with respect thereto, and the Company or one of the Company Subsidiaries thereby either (i) has, pursuant to such agreement or by operation of law, obtained ownership of the Intellectual Property Rights in such Computer Software or patentable inventions in, or (ii) has obtained a valid right to exploit the Intellectual Property Rights in such Computer Software or patentable inventions, in each case sufficient for the ongoing business of the Company or the Company Subsidiaries.

                  (k) The Company and the Company Subsidiaries have taken all reasonably necessary steps to protect their respective material Trade Secrets and any Trade Secrets of third parties provided to the Company or any of the Company Subsidiaries consistent with industry practice and otherwise to the extent deemed necessary by the Company or the Company Subsidiaries in the exercise of reasonable business judgment. Without limiting the foregoing, the Company and each of the Company Subsidiaries have enforced and do enforce a policy requiring all employees, contractors and other parties having access to such Trade Secrets to execute a proprietary information/confidentiality agreement, in substantially the form made available to Parent, with the Company or one of the Company Subsidiaries, as the case may be.

                  (l) To the Company's Knowledge, (i) the consummation of the Company Merger will not result in Parent being bound by any non-compete or other material restriction on the operation of Parent's business or the granting by Parent of any Parent Intellectual Property Rights to a third party (including a covenant not to sue).

                  (m) The Company and the Company Subsidiaries are in compliance with all applicable Legal Requirements relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of the operations of the Company or any of the Company Subsidiaries except where such failure to comply would not have a Company Material Adverse Effect. No claims have been asserted in writing against the Company or any of the Company Subsidiaries by any Person or entity alleging a violation of such Person's or entity's privacy, personal or confidentiality rights under any such Legal Requirements that could reasonably be expect to have a Company Material Adverse Effect.

                  (n) Section 3.10(n)(i) of the Company Disclosure Schedule lists as of the date hereof all agreements pursuant to where the Company has licensed, or provided copies of, material source code of the Company to third parties. Section 3.10(n)(ii) of the Company Disclosure Schedule lists as of the date hereof all agreements pursuant to which the Company has placed material source code into escrow. The license agreement set forth in Section 3.10(n)(iii)(a), if executed prior to the date hereof, would not have been required to have been disclosed in any section of the Company Disclosure Schedule. The source code agreement set forth in Section 3.10(n)(iii)(b) is not material to the business of the Company.

            Section 3.11 Taxes.

                  (a) The Company and all Company Subsidiaries (i) have timely filed (or there have been timely filed on their behalf) with the appropriate Tax Authority all material Tax Returns required to be filed by them, and such Tax Returns are true, correct and complete in all material respects, and (ii) have timely paid in full (or there has been timely paid on their behalf), all material Taxes that are due and payable on such Tax Returns to the appropriate Tax Authorities.

                  (b) There are no liens for Taxes upon any property or assets of the Company or any Company Subsidiary thereof, except for liens for Taxes not yet due.

                  (c) No Federal, state, local or foreign Audits are pending with regard to any material Taxes or Tax Returns of the Company or any Company Subsidiary and, to the knowledge of the Company and the Company Subsidiaries, no such Audit is threatened.

                  (d) The Federal income Tax Returns of the Company and the Company Subsidiaries have been examined by the applicable Tax Authority (or the applicable statutes of limitation for the assessment of Taxes for such periods have expired) for all periods through and including June 28, 2001 and as of the date hereof no deficiencies or adjustments have been threatened, proposed, asserted or assessed as a result of an Audit which have not been (x) resolved and fully paid or (y) reserved on the Company Financial Statements in accordance with GAAP.

                  (e) Neither the Company nor any Company Subsidiary is a party to any agreement providing for the allocation, indemnification, or sharing of Taxes or liabilities or losses related to Taxes and has not assumed the Tax liability (or liability or losses related thereto) of any other Person under contract or otherwise.

                  (f) Neither the Company nor any Company Subsidiary has been a member of any "affiliated group" (as defined in Section 1504(a) of the Code) other than the affiliated group of which Company is the "parent" and is not subject to Treasury Regulation Section 1.1502-6 (or any similar provision under foreign, state, or local law) for any period other than in connection with the affiliated group of which the Company is the "parent."

                  (g) No member of the "affiliated group" (as defined in Section 1504(a) of the Code) of which the Company is the common parent has recognized any material gain in connection with any intercompany transaction that has been and is as of the date hereof deferred for Federal, state, local or foreign income Tax purposes.

                  (h) The charges, accruals and reserves for Taxes with respect to the Company and the Company Subsidiaries reflected on the Company Financial Statements (excluding any provision for deferred income Taxes reflecting either differences between the treatment of items for accounting and income Tax purposes or carryforwards) are adequate under GAAP to cover Tax liabilities accruing through the date of such Company Financial Statements.

                  (i) Neither the Company nor any Company Subsidiary is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                  (j) The Company has made available to Parent or its counsel complete and correct copies of each of (i) all Audit reports, letter rulings, technical advice memoranda and similar documents issued by a Tax Authority relating to Taxes due from the Company or any Company Subsidiary and (ii) all closing agreements entered into by the Company or any Company Subsidiary with any Tax Authority, in each case existing on the date hereof.

                  (k) Neither the Company nor any Company Subsidiary has received written notice of any claim made by a Tax Authority in a jurisdiction where it does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

                  (l) Neither the Company nor any Company Subsidiary has granted any power of attorney (or similar authority) as to any matters regarding Taxes, Audits, or Tax Returns that will have effect as of the Closing Date.

                  (m) Neither the Company nor any Company Subsidiary has waived any statutory period of limitations for the assessment of any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, which is currently outstanding, nor is any request to so waive or extend currently outstanding.

                  (n) The Company and all Company Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes (including maintenance of records), as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld and paid over to the proper Tax Authority all such amounts required.

                  (o) No issue relating to Taxes has been raised by any Tax Authority in any Audit, that by application of the same or similar principals, reasonably could be expected to result in a proposed deficiency for the Company or any of the Company Subsidiaries for any period not so examined. Further, to the knowledge of the Company and the Company Subsidiaries, no state of facts exist or has existed which would constitute grounds for the assessment of any material Tax liability for the Company or any of the Company Subsidiaries with respect to periods that have not been subject to an Audit, except for Tax liabilities that are adequately reflected on the Financial Statements in accordance with GAAP.

                  (p) To the knowledge of the Company and the Company Subsidiaries, no direct or indirect stockholder of the Company will be a five percent (5%) transferee shareholder (as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(ii)).

            Section 3.12 Employee Benefits.

                  (a) Since the date of the Company Balance Sheet through the date of this Agreement, there has not been any adoption or amendment (or an agreement to adopt or amend) in any material respect by the Company or any Company Subsidiary of any of the Benefit Plans. There exist, as of the date hereof, no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or the Company Subsidiaries, and any current or former officer or director of the Company or any Company Subsidiary. The Company does not have any commitment to establish any new Benefit Plan, to modify any Benefit Plan (except to the extent required by law or to conform any such Benefit Plan to the requirements of any applicable law), or to adopt any Benefit Plan.

                  (b) Section 3.12(b) of the Company Disclosure Schedule lists all Pension Plans, "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Benefit Plans sponsored, maintained, contributed to or required to be contributed to, by the Company or any Commonly Controlled Entity for the benefit of any current or former employees, officers, consultants or directors of the Company or any Company Subsidiary. The Company has made available to Parent or its counsel true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the three most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required (together with all summaries of modifications issued with respect thereto), (iv) each trust agreement and group annuity contract relating to any Benefit Plan, (v) the most recent actuarial valuation report with respect to each Benefit Plan (if any such report was required) and (vi) all material contracts and material written employee communications relating to each Benefit Plan. Each Benefit Plan has been administered in accordance with its terms and the Company and all the Benefit Plans are all in material compliance with all applicable provisions of ERISA, the Code and other applicable laws, including without limitation, applicable federal and state securities laws.

                  (c) All Pension Plans have been the subject of determination, notification, advisory and/or opinion letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code or have remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Benefit Plan, a true, complete and correct copy of each such determination, notification, advisory and/or opinion letter has been provided to Parent, and no such determination notification, advisory and/or opinion letter has been revoked nor has any event occurred since the date of the most recent determination, notification, advisory and/or opinion letter or application therefor for each Pension Plan that would adversely affect its qualification or materially increase its costs.

                  (d) Neither the Company, nor any Company Subsidiary, nor any Commonly Controlled Entity has at any time maintained, contributed or been obligated to contribute to any Benefit Plan that is subject to Title IV of ERISA, including any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

                  (e) No current or former employee, officer, or director of the Company or any Company Subsidiary will be entitled to any additional compensation or benefits or any acceleration of the time of payment, vesting or exercisability or any other enhancement of any compensation or benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement.

                  (f) The deduction of any amount payable pursuant to the terms of the Benefit Plans will not be subject to disallowance under Section 280G or 162(m) of the Code.

                  (g) No amount that could be received (whether in cash or property or the vesting of property) by any employee, consultant, officer or director of the Company or any Company Subsidiary would be an Excess Parachute Payment. No such person is entitled to receive any Parachute Gross-Up Payment and the Company's board of directors has not granted to any officer, director, consultant or employee of the Company any right to receive any Parachute Gross-Up Payment.

                  (h) No Benefit Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees, officers, consultants or directors of the Company, any Company Subsidiary or any Commonly Controlled Entity after retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death, termination of service, or retirement benefits under any Pension Plan, (iii) deferred compensation benefits accrued as liabilities on the books of the Company, such Company Subsidiary or any Commonly Controlled Entity,
(iv) benefits, the full cost of which is borne by the current or former employee, officer, consultant or director (or his beneficiary or dependent), (v) life insurance benefits for which the employee, officer, consultant or director dies while in service with the Company, or (vi) any stock options that may be exercised after termination of employment or the director or consulting engagement.

                  (i) There are no pending or, to the Company's Knowledge, threatened claims by or on behalf of any Benefit Plan, by any employee or beneficiary under any Benefit Plan or otherwise involving any Benefit Plan (other than routine claims for benefits).

                  (j) Neither the Company nor any Company Subsidiary, nor any Commonly Controlled Entity, nor any of the Benefit Plans, nor any trust created thereunder nor any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company or any Company Subsidiary could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) or ERISA or a Tax imposed pursuant to Section 4975, 4976, or 4980B of the Code.

                  (k) With respect to each Benefit Plan that is subject to the laws or applicable customs or rules of relevant jurisdictions other than the United States, each such Benefit Plan has been administered in all material respects in accordance with its terms and applicable law.

            Section 3.13 Labor.

                  (a) There are no actions, suits, claims, charges, labor disputes or grievances pending, or to the Company's Knowledge, threatened involving the Company or any Company Subsidiary and any of their respective employees. There are no complaints, charges, lawsuits, arbitrations or other proceedings pending, or to the Company's Knowledge, threatened by or on behalf of any present or former employee of the Company or any of the Company Subsidiaries alleging any claim for material damages including breach of any express or implied contract of employment, wrongful termination, infliction of emotional distress or violation of any federal, state or local statutes or regulations concerning terms and conditions of employment, including wages and hours, employee safety, termination of employment and/or workplace discrimination and harassment. To the Company's Knowledge, no employee of the Company has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by the Company and disclosing to the Company or using Trade Secrets of any other Person. Since June 30, 2000, to the Company's Knowledge, there has been (i) no labor union organizing or attempting to organize any employees of the Company or any Company Subsidiary into one or more collective bargaining units, or (ii) no labor dispute, strike, work slowdown, work stoppage or lock out or other collective labor action by or with respect to any employees of the Company or any Company Subsidiary, or, to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreements or other agreement with any labor organization applicable to the employees of the Company or any Company Subsidiary and no such agreement is currently being negotiated.

                  (b) To the Knowledge of the Company, (i) no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law involving the Company or any Company Subsidiary, and (ii) neither the Company nor any Company Subsidiary nor any officer, employee, contractor, subcontractor or agent of the Company or any such Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

                  (c) Since June 30, 2000, neither the Company nor any of the Company Subsidiaries has effectuated (i) a "plant closing" as defined in the WARN Act, affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of the Company Subsidiaries, or (ii) a "mass layoff" (as defined in the WARN
Act) affecting any site of employment or facility of the Company or any of the Company Subsidiaries; nor has the Company or any of the Company Subsidiaries engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation similar to the WARN Act. To the Company's Knowledge, neither the Company's nor any of the Company Subsidiaries' employees has suffered an "employment loss" (as defined in the WARN Act) in the ninety (90) days prior to the date of this Agreement.

            Section 3.14 Environmental Matters.

                  (a) The Company and the Company Subsidiaries are in compliance in all material respects with Environmental Laws, including compliance with any permits or other governmental authorizations or the terms and conditions thereof and, to the Company's Knowledge, there are no circumstances that may be expected to prevent or interfere with such compliance in the future.

                  (b) To the Company's Knowledge, there are no past or present facts or circumstances that are reasonably likely to form the basis of any Environmental Claim against the Company or any Company Subsidiary or against any Person or entity whose liability for any Environmental Claim the Company or such Company Subsidiary has retained or assumed either contractually or by operation of law.

                  (c) The Company has made available to Parent or its counsel all assessments, reports, data, results of investigations or audits, or other information that is in the possession of, or, to the Company's Knowledge, reasonably available to, the Company relating to environmental matters at, or the environmental condition of, the Real Property.

            Section 3.15 Transactions with Affiliates.

                  (a) Except as set forth in the Company SEC Filings filed prior to the date hereof, there have been no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and their respective affiliates, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (except for amounts due as normal salaries and bonuses and in reimbursements of ordinary expenses).

                  (b) Except as set forth in the Company SEC Filings filed prior to the date hereof, to the Company's Knowledge, (i) no officer of the Company or any Company Subsidiary owns, directly or indirectly, any interest in (excepting not more than one percent (1%) stock holdings for investment purposes in securities of publicly-held and traded companies) or is an officer, director, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of the Company, and (ii) no officer or director of the Company or any of Company Subsidiary (x) has made, on behalf of the Company or any Company Subsidiary, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any officer or director of the Company or any Company Subsidiary, or, to the Company's Knowledge, a relative of any of the foregoing, is a partner or stockholder (except stock holdings solely for investment purposes in securities of publicly held and traded companies), or (y) owes any money to the Company or any Company Subsidiary (except for reimbursement of advances in the ordinary course of business consistent with past practices).

                  (c) Since June 30, 2000, the Company has not, directly or indirectly, including through a Company Subsidiary, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer of the Company.

            Section 3.16 Insurance. Each of the Company and each Company Subsidiary has policies of insurance and bonds of the type and in amounts customarily carried by Persons conducting businesses or owning assets similar to those of the Company and the Company Subsidiaries. There is no material claim pending under any insurance policies or bonds of the Company or any Company Subsidiary as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable prior to the date hereof under all such policies and bonds have been paid and the Company and the Company Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any such policies. Section 3.16 of the Company Disclosure Schedule sets forth as of the date hereof (a) a list of all policies of fire, liability, workers' compensation, and other forms of insurance maintained by the Company and each Company Subsidiary and (b) the annual premium for the directors' and officers' liability insurance maintained by the Company.

            Section 3.17 Certain Identified Contracts and Relationships.

                  (a) Except as filed as an exhibit to any of the Company SEC Filings, neither the Company nor any of the Company Subsidiaries is a party to or is bound by or any commitments or understandings regarding:

                        (i) any employment agreement or contract with any director, officer, employee or consultant, other than those that are terminable at-will by the Company or any of the Company Subsidiaries on no more than thirty (30) days' notice and without contractual liability or financial obligation (except for obligations imposed by applicable foreign laws) other than accrued wages, salary or benefits and other than any such agreement, contract or commitment pursuant to which the Company or the Company Subsidiaries have contractual liability of less than $150,000;

                        (ii) any agreement of indemnification or guaranty outside the ordinary course of the Company's business;

                        (iii) any agreement, contract or commitment containing any covenant limiting in any material respect the right of the Company or any of the Company Subsidiaries (i) to engage in any material line of business, (ii) to develop, market or distribute material products or services, or (iii) to compete with any Person, or granting any exclusive distribution rights with respect to a product or service material to the business of the Company and the Company Subsidiaries, taken as a whole;

                        (iv) any lease for personal property other than those entered into in the ordinary course of business on customary terms;

                        (v) any agreement, contract or commitment involving annual revenues to the Company or any of the Company Subsidiaries in excess of $500,000 which has not been terminated or performed in its entirety and not renewed and which may be, by its terms, terminated, without penalty, or which may, by its terms, have any of the obligations of the Company or any of the Company Subsidiaries adjusted, as a result of the execution of this Agreement or the consummation of the Company Merger, where such right of termination or adjustment would not have arisen or existed but for such execution or consummation;

                        (vi) any agreement, contract or commitment currently in force relating to the disposition or acquisition by the Company or any of the Company Subsidiaries after the date hereof of a material amount of assets not in the ordinary course of business or pursuant to which the Company or any of the Company Subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than the Company Subsidiaries, and other than securities of any publicly-traded entity in amounts less than one percent

      (1%), which the Company holds in its investment portfolio as reflected in the Company SEC Filings;

                        (vii) any agreement, contract or commitment to which the Company or any of the Company Subsidiaries is a party which expressly provides for payments by the Company or any of the Company Subsidiaries on an annual basis in an amount in excess of $250,000 other than agreements, contracts and commitments which may not be cancelled by the Company or any of the Company Subsidiaries, as the case may be, without penalty in excess of $250,000 upon notice of thirty (30) days or less; or

                        (viii) any agreements, contracts, commitments or understandings, whether written or unwritten, formal or informal, between the Company or any Company Subsidiary, on the one hand, and any of the HoldCo Stockholder, Seagate Technology LLC, VERITAS Software Corporation (or any predecessors to the respective businesses of the foregoing) or any of their respective directors, officers or affiliates (the "Seagate Affiliates"), on the other hand.

                  (b) Set forth in Section 3.17(b) of the Company Disclosure
Schedule is (i) a list as of the date hereof of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of the Company or any of the Company Subsidiaries in a principal amount in excess of $500,000 is outstanding or may be incurred on the terms thereof and (ii) the respective principal amounts currently outstanding thereunder as of the date hereof.

                  (c) All contracts, policies, agreements, leases, licenses, documents, instruments, arrangements and other commitments required to be listed in Section 3.17(a) and 3.17(b) of the Company Disclosure Schedule (together with the agreements required to be filed as an exhibit to any of the Company SEC Filings and the Identified Leases (the "Identified Contracts")) are in all material respects valid and binding agreements of the Company or a Company Subsidiary and, to the Company's Knowledge, each Identified Contract (other than those which expire prior to the Company Merger Effective Time) is in full force and effect, and neither the Company, any of the Company Subsidiaries nor, to the Company's Knowledge, any other party thereto, is in default in any material respect under the terms of any such Identified Contracts. The Company has made available to Parent or its counsel true and correct copies of all Identified Contracts that are material to the Company and the Company Subsidiaries, taken as a whole.

                  (d) During the twelve (12) month period preceding the date hereof, no customer individually accounted for more than five percent (5%) of the Company's gross revenues during such twelve (12) month period. Neither the Company nor any of the Company Subsidiaries has engaged in any fraudulent conduct with respect to any customer or supplier of the Company or any of the Company Subsidiaries.

            Section 3.18 Brokers' and Finders' Fees. Except for the fees payable to Goldman Sachs & Co., Inc. ("Goldman Sachs") pursuant to the engagement letter dated June 14, 2003, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders' financial advisors' or financial sponsors' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. A copy of the Company's engagement letter with Goldman Sachs has been previously provided to Parent and such engagement letter reflects the entire terms of engagement with the Company.

            Section 3.19 Opinion of Financial Advisor. The Company has received the written opinion of Goldman Sachs, to the effect that, as of the date of such opinion, the Merger Consideration was fair to the Company's stockholders from a financial point of view, and a true and complete copy of such opinion will be delivered to Parent when available.

                                   ARTICLE IV

                     HOLDCO REPRESENTATIONS AND WARRANTIES

            HoldCo represents and warrants to Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3, subject to such exceptions as are set forth in the disclosure schedule delivered by HoldCo to Parent on the date hereof (the "HoldCo Disclosure Schedule"), which disclosure shall provide an exception to or otherwise qualify the representations or warranties of HoldCo specifically referred to in the applicable numbered and lettered sections and subsections of this Article IV to which each exception refers as well as such other representations and warranties to the extent that it is reasonably apparent on the face of the HoldCo Disclosure Schedule that such disclosure is applicable.

            Section 4.1 Organization.

                  (a) HoldCo (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the Cayman Islands, (ii) has the requisite power and authority to own its properties and to carry on its business as it is now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except in the cases of clauses (ii) and (iii) above, where such failure to have such power or authority or to be so qualified or licensed would not reasonably be expected to have a Company Material Adverse Effect.

                  (b) HoldCo has made available to Parent or its counsel complete and correct copies of its certificate of incorporation and memorandum and articles of association, as is in effect on the date hereof. HoldCo is not in material violation of any provision of its memorandum and articles of association.

                  (c) HoldCo does not own, directly or indirectly, any capital stock or other equity securities of any corporation, partnership, joint venture or other business association or entity, other than (i) directors' qualifying shares required under applicable law and (ii) 75,001,000 shares of Company Common Stock, which are owned directly by HoldCo free and clear of all Encumbrances.

            Section 4.2 Capitalization.

                  (a) As of the date hereof, the authorized share capital of HoldCo consists of 50,000 shares of HoldCo, of which 2,000 shares are issued and outstanding. All of the outstanding shares of HoldCo are, and prior to the HoldCo Merger Effective Time will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive or similar rights.

                  (b) There is no Convertible Debt of HoldCo issued and outstanding. There are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued share capital of HoldCo obligating HoldCo to issue, transfer or sell or cause to be issued, transferred or sold any shares or Convertible Debt of, or other equity interest in, HoldCo or securities convertible into or exchangeable for such shares or equity interests, or obligating HoldCo to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (ii) there are no outstanding contractual obligations of HoldCo to repurchase, redeem or otherwise acquire any shares of HoldCo or any affiliate of HoldCo or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any entity.

                  (c) All outstanding shares of HoldCo have been issued and granted in compliance with (i) all applicable laws, including applicable securities laws and (ii) all material requirements set forth in applicable agreements or instruments.

            Section 4.3 Authority; Consents and Approvals; No Violations.

                  (a) HoldCo has all requisite corporate power and authority to enter into this Agreement and to consummate the HoldCo Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the HoldCo of the HoldCo Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of HoldCo, have been approved with respect to the de-registration of HoldCo from the Cayman Islands to the State of Delaware by the requisite number of voting shares of HoldCo in accordance with the Companies Law (2003 Revision) of the Cayman Islands (the "Companies Law") and HoldCo's memorandum and articles of association, and other corporate proceedings on the part HoldCo are necessary to authorize this Agreement or to consummate the HoldCo Merger and the other transactions contemplated hereby, subject only to the filing of the HoldCo certificate of domestication, certificate of incorporation, and HoldCo Certificate of Merger pursuant to the DGCL and the filing of the special resolution, affidavit and payment of fees required by
Section 226 of the Companies Law to de-register HoldCo from the Cayman Islands. This Agreement has been duly executed and delivered by HoldCo and, assuming the due authorization, execution and delivery hereof by Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3 and the Company, constitutes a valid and binding agreement of HoldCo, enforceable against HoldCo in accordance with its terms.

                  (b) The execution and delivery of this Agreement by HoldCo, and the performance of this Agreement by HoldCo and the consummation by HoldCo of the HoldCo Merger and the other transactions contemplated by this Agreement, do not and will not, (i) conflict with or violate HoldCo's memorandum and articles of association, (ii) conflict with any Legal Requirement applicable to HoldCo or by which HoldCo or any of its properties is bound or affected.

                  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by HoldCo in connection with the execution and delivery of this Agreement or the consummation by HoldCo of the HoldCo Merger and the other transactions contemplated hereby, except for (i) the filing of the special resolution, affidavit and payment of fees required by Section 226 of the Companies Law to de-register HoldCo from the Cayman Islands, (ii) the filing of the certificate of domestication and certificate of incorporation with the Secretary of State of the State of Delaware, and (iii) the filing of the HoldCo Certificate of Merger with the Secretary of State of the State of Delaware.

            Section 4.4 Business Operations. HoldCo was formed solely for the purpose of owning shares of Company Common Stock. HoldCo does not own, and has never owned, any property or assets other than the shares of Company Common Stock and has not incurred any liabilities whatsoever other than in connection with the transactions contemplated by this Agreement. HoldCo has never engaged in any business other than owning the shares of Company Common Stock.

            Section 4.5 Authority; Consents and Approvals; No Violations. HoldCo has timely filed (or there has been timely filed on its behalf) with the appropriate Tax Authority all material Tax Returns required to be filed by it, and such Tax Returns are true, correct and complete in all material respects.

                                   ARTICLE V

                     PARENT REPRESENTATIONS AND WARRANTIES

            Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3, jointly and severally, represent and warrant to the Company, subject to such exceptions as are set forth in the disclosure schedule delivered by Parent to the Company on the date hereof (the "Parent Disclosure Schedule"), which disclosure schedule shall provide an exception to or otherwise qualify the representations or warranties of Parent, Merger Sub 1, Merger Sub 2 or Merger Sub 3, as the case may be, specifically referred to in the applicable numbered and lettered sections and subsections of this Article V to which each exception refers as well as such other representations and warranties to the extent that it is reasonably apparent on the face of the Parent Disclosure Schedule that such disclosure is applicable.

            Section 5.1 Organization.

                  (a) Parent is a societe anonyme duly organized and validly existing under the laws of France. Each of Merger Sub 1, Merger Sub 2 and Merger Sub 3 is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent and each Parent Subsidiary (i) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and (ii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except where such failure to have such power or authority or to be so qualified or licensed would not reasonably be expected to have a Parent Material Adverse Effect.

                  (b) Parent has made available to the Company or its counsel complete and correct copies of the certificate of incorporation and bylaws or equivalent governing instruments of Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3, as is in effect on the date hereof. Neither Parent nor any of Merger Sub 1, Merger Sub 2 or Merger Sub 3 is in material violation of any provision of its certificate of incorporation or bylaws or equivalent governing instruments.

            Section 5.2 Capitalization.

                  (a) As of July 17, 2003, the capital stock of Parent consisted of 63,189,929 Parent Ordinary Shares, of which (i) 24,484,011 are in the form of Parent ADSs, and (ii) 1,067,675 are held in the treasury of Parent. In addition,
(i) 9,158,381 Parent Shares are authorized for issuance pursuant to outstanding options ("Parent Options"), (ii) 2,591,439 Parent Shares are available for issuance pursuant to Parent's 1999 Stock Option Plan and 2001 Stock Option Plan (the "Parent Option Plans"), (iii) 67,500 Parent Shares are authorized for issuance pursuant to outstanding warrants, (iv) 683,030 are authorized for issuance pursuant to the 1995 International Employee Stock Purchase Plan and the French Employee Stock Purchase Plan, and (v) 5,000,000 Parent Shares are authorized for issuance of securities of Parent giving immediate or deferred access to share capital of Parent with or without preferential subscription rights. All of the outstanding Parent Shares are, and all Parent Shares which may be issued pursuant to the exercise of outstanding stock options and warrants will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued and fully paid and not subject to preemptive rights.

                  (b) There is no Convertible Debt of Parent or any Parent Subsidiary issued and outstanding. Except as set forth in this Section 5.2 as of the date hereof, (i) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind relating to the capital stock of Parent or any Parent Subsidiary obligating Parent or any Parent Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Convertible Debt of, or other equity interest in, Parent or any Parent Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating Parent or any Parent Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment, and (ii) there are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of the capital stock of Parent or any Parent Subsidiary or any affiliate of Parent or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Parent Subsidiary or any other entity.

                  (c) All outstanding Parent Shares, all outstanding Parent Options and all outstanding shares of capital stock of each Parent Subsidiary have been issued and granted in compliance in all material respects with (i) all applicable laws, including applicable securities laws and (ii) all requirements set forth in applicable material agreements or instruments.

            Section 5.3 Authority; Consents and Approvals; No Violations.

                  (a) Subject to the approval of the Mergers and the Capital Increase by Parent's stockholders, each of Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 has all requisite corporate power and authority to enter into this Agreement and to consummate the Mergers and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 of the Mergers and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 and no other corporate proceedings on the part of Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 are necessary to authorize this Agreement or to consummate the Mergers and the other transactions contemplated hereby, subject to the approval of the Mergers and the Capital Increase by the requisite vote of Parent's stockholders, the filing of the HoldCo Certificate of Merger, the Second HoldCo Certificate of Merger, the Company Certificate of Merger and the Second Company Merger Certificate of Merger (together, the "Certificates of Merger") pursuant to the DGCL. The affirmative vote of the holders of at least two-thirds of Parent Shares present or represented at Parent's stockholders meetings to approve the Mergers is the only vote of the holders of any class or series of Parent capital stock necessary to approve the Mergers. This Agreement has been duly executed and delivered by Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 and, assuming the due authorization execution and delivery hereof by the Company, constitutes a valid and binding agreement of Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3, enforceable against each of them in accordance with its terms. The Parent Shares to be issued pursuant to the Capital Increase and the Mergers, when issued in accordance with the terms hereof, will be duly authorized, validly issued and fully paid and will not be subject to preemptive rights.

                  (b) The execution and delivery of this Agreement by Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 do not, and the performance of this Agreement by Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 and the consummation by Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 of the Mergers and the other transactions contemplated by this Agreement will not, (i) subject to obtaining the approval of the Mergers and the approval of the Capital Increase, conflict with or violate the organizational documents of Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3, (ii) subject to obtaining the approval of the Mergers and the approval of the Capital Increase and issuance of Parent Shares pursuant to or in connection with the Mergers and compliance with the requirements set forth in Section 4.3(c) below, conflict with or violate any Legal Requirement applicable to Parent, Merger Sub 1, Merger Sub 2 or Merger Sub 3 or by which Parent, Merger Sub 1, Merger Sub 2 or Merger Sub 3 or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Parent's, Merger Sub 1's, Merger Sub 2's or Merger Sub 3's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the material properties or assets of Parent or any of Parent Subsidiaries pursuant to any Parent Material Contract other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, terminations, amendments, accelerations, cancellations or Encumbrances that individually or in the aggregate would not have a Parent Material Adverse Effect or prevent or materially adversely affect the ability of Parent to consummate the Mergers within the time frame in which the Mergers would otherwise be consummated in the absence of such conflict, violation, breach, default, right, termination, amendment, acceleration, cancellation or Encumbrance.

                  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement or the consummation by Parent of the Mergers and the transactions contemplated hereby, except for (i) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business, (ii) the filing of the Registration Statement and the Proxy Statements with the SEC in accordance with the Exchange Act and Securities Act and compliance with any other applicable requirements of the Exchange Act, the Securities Act and Nasdaq, and compliance with applicable requirements of the Commission des operations de bourse (the "COB"), Euronext Paris ("Euronext") and the Conseil des marches financiers (the "CMF," and collectively with the COB and Euronext, the "French Stock Exchange Authorities") relating to Parent Shares to be issued pursuant to the Capital Increase and compliance with any other applicable French securities or takeover laws and regulations, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws, the HSR Act and, if applicable, any Foreign Antitrust Filings, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or "blue sky" laws and the securities laws of any foreign country, and (v) such other consents, authorizations, filings, approvals and registrations which if not obtained or made individually or in the aggregate would not be material to the Company, Parent or the Surviving Corporation or materially adversely affect the ability of the parties hereto to consummate the Mergers within the time frame in which the Mergers would otherwise be consummated in the absence of the need for such consent, approval, order, authorization, registration, declaration or filings. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (iv) are referred to herein as the "Parent Necessary Consents."

            Section 5.4 Parent SEC Filings; Financial Statements.

                  (a) Parent has filed all forms, reports and documents required to be filed by Parent with the SEC since January 1, 2000 and has made available to the Company or its counsel such forms, reports and documents in the form filed with the SEC (as those documents have been amended and including those that Parent may file subsequent to the date hereof, the "Parent SEC Filings"). As of their respective dates, Parent SEC Filings (i) were prepared and timely filed in accordance with and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact or disclose any matter or proceeding required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's Subsidiaries is required to file any forms, reports or other documents with the SEC.

                  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Filings,
(i) complied in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, Form 8-K or any similar or successor form under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial position of Parent and Parent Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated therein, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The reserves reflected in the Parent Financial Statements are adequate, appropriate and reasonable and have been calculated in a consistent manner in accordance with GAAP. The balance sheet of Parent contained in its quarterly report on Form 10-Q for the quarterly period ended March 31, 2003 is hereinafter referred to as the "Parent Balance Sheet."

                  (c) Parent has made available to the Company or its counsel
(i) a complete and correct copy of any amendments or modifications to the Parent SEC Filings, which have not yet been filed with the SEC but that Parent intends to file as of the date hereof, (ii) complete and correct copies of any correspondence with, and inquiries from, the SEC with respect to previously filed Parent SEC Filings since June 30, 2000 other than ministerial correspondence generated in connection with the submission of filings under
Section 16 of the Exchange Act and requests for and responses to requests for Edgar identification codes, and (iii) complete and correct copies of any correspondence with, and inquiries from, Nasdaq or the French Stock Exchange Authorities which in and of themselves constitute information currently material to Parent's business.

                  (d) Parent has implemented "disclosure controls and procedures" (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) designed to ensure that material information relating to Parent and Parent Subsidiaries is made known to Parent's chief executive officer and chief financial officer. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by Parent's chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification was true, accurate and complete, and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

                  (e) Since June 30, 2000, neither Parent nor any Parent Subsidiary nor, to Parent's Knowledge, any director, officer, employee, auditor, accountant or Representative of Parent or any Parent Subsidiary has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or any Parent Subsidiary has engaged in questionable accounting or auditing practices. No attorney representing Parent or any Parent Subsidiary, whether or not employed by Parent or any Parent Subsidiary, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to Parent's board of directors or any committee thereof or to any director or officer of Parent.

            Section 5.5 Absence of Certain Changes. Except as disclosed in the Parent SEC Filings filed since the date of the Parent Balance Sheet and through the date hereof and, as contemplated by this Agreement, Parent has conducted its business in all material respects only in the ordinary course of business consistent with past practices and in compliance in all material respects with all applicable laws and regulations and, specifically and without limitation of the foregoing, there has not been, with respect to Parent:

                  (a) any event, occurrence, development or state of circumstances or facts that has resulted in or constituted or that is reasonably likely to result in or constitute a Parent Material Adverse Effect; or

                  (b) (i) any split, combination or reclassification of any capital stock, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the shares of capital stock, or any purchase, redemption or other acquisition of any of the shares of capital stock or any other securities or other partnership interests or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees or consultants following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, or (iii) any amendment of any material term of any outstanding security.

            Section 5.6 No Undisclosed Liabilities. Except as and to the extent disclosed in the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Filings (including such financial statements as were incorporated by reference) (the "Parent Financial Statements") and except for liabilities and obligations incurred in the ordinary cause of business since the date of the Parent Balance Sheet and through the date hereof, Parent has not incurred any liabilities required under GAAP to be set forth on a consolidated balance sheet (absolute, accrued, contingent or otherwise) which would be reasonably expected to have a Parent Material Adverse Effect, except for liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices.

            Section 5.7 Parent Material Contracts. All contracts, policies, agreements, leases, licenses, documents, instruments, arrangements and other commitments that, as of the date hereof, are required to be filed as an exhibit to the Parent SEC Filings (the "Parent Material Contracts") are in all material respects valid and binding agreements of Parent and, to Parent's Knowledge, each Parent Material Contract (other than those which expire prior to the Effective
Time) is in full force and effect, and neither Parent nor, to Parent's Knowledge, any other party thereto, is in default in any material respect under the terms of any such Parent Material Contracts.

            Section 5.8 Intellectual Property; Privacy.

                  (a) To Parent's Knowledge, the conduct of the business of the Parent and each Parent Subsidiary does not (except as may have been resolved) infringe or misappropriate the Intellectual Property Rights of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction, in each case to an extent which would reasonably be expected to have a Parent Material Adverse Effect.

                  (b) In the one (1) year period preceding the date hereof, neither the Parent nor any of the Parent Subsidiaries has received any written communications from any third party alleging that the operation of the business of Parent or any of the Parent Subsidiaries has infringed or misappropriated or does infringe or misappropriate the Intellectual Property Rights of any third party or constitute unfair competition or unfair trade practices under the laws of any jurisdiction, in each case to an extent which is likely to have a Parent Material Adverse Effect.

                  (c) To Parent's Knowledge there is no pending claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal or registration authority in any jurisdiction in which Parent or any Parent Subsidiary does business alleging that the conduct of the business of the Parent or any Parent Subsidiary has infringed or misappropriated or does infringe or misappropriate the Intellectual Property Rights of any third party or constitute unfair competition or unfair trade practices under the laws of such jurisdiction.

                  (d) To Parent's Knowledge, no Person has infringed or misappropriated, or is infringing or misappropriating, any Parent Intellectual Property Rights in a manner that would have a Parent Material Adverse Effect.

            Section 5.9 Taxes.

                  (a) Parent and all Parent Subsidiaries (i) have timely filed (or there have been timely filed on their behalf) with the appropriate Tax Authority all material Tax Returns required to be filed by them, and such Tax Returns are true, correct and complete in all material respects, and (ii) have timely paid in full (or there has been timely paid on their behalf), all material Taxes shown as due and payable on such Tax Returns.

                  (b) There are no material liens for Taxes upon any property or assets of Parent or any Parent Subsidiary thereof, except for liens for Taxes not yet due.

                  (c) The charges, accruals and reserves for Taxes with respect to the Company and the Company Subsidiaries reflected on the Parent Financial Statements (excluding any provision for deferred income Taxes reflecting either differences between the treatment of items for accounting and income Tax purposes or carryforwards) are adequate under GAAP to cover Tax liabilities accruing through the date of such Parent Financial Statements.

            Section 5.10 Merger Subs. Each of Merger Sub 1, Merger Sub 2 and Merger Sub 3 was formed in connection with engaging in the transactions contemplated by this Agreement, and each of Merger Sub 1, Merger Sub 2 and Merger Sub 3 has engaged in no business other than in connection with the transactions contemplated hereby.

            Section 5.11 Availability of Funds. Parent currently has access to sufficient immediately available funds in cash or cash equivalents, and will at the Closing have sufficient immediately available funds, in cash, to pay the aggregate amount of cash consideration set forth in Article II.

            Section 5.12 Litigation. As of the date hereof, there is no action, suit, claim, binding arbitration proceeding or binding alternative dispute resolution proceeding, or investigation or proceeding by or before any court or Governmental Entity pending, or, to Parent's Knowledge, overtly threatened against, naming Parent or any of Parent's officers or directors (in their capacities as such) or any other party that Parent may be obligated to indemnify as a party thereto or seeking to restrain, enjoin, alter or delay the consummation of the Mergers or the other transactions contemplated hereby. There is no pending or effective judgment, decree or order against Parent, and Parent Subsidiary or any of Parent's officers or directors (in their capacities as such). There is no litigation that Parent or any Parent Subsidiary has pending against other parties.

            Section 5.13 Compliance with Laws.

                  (a) Parent is in compliance in all material respects with all material Legal Requirements. No investigation or review by any Governmental Entity is pending or, to Parent's Knowledge, has been overtly threatened against Parent. Parent has not received any written communication from a Governmental Entity (excluding routine inspections) that alleges that any of them is not in compliance with all material federal, state, foreign or local laws, rules and regulations. There is no agreement, judgment, injunction, order or decree binding upon Parent which has or could reasonably be expected to have the effect of prohibiting or impairing any material business practice of Parent, any acquisition of property material to the operation of the business of Parent or the conduct of business by Parent as currently conducted. The Parent holds to the extent legally required, all licenses, permits and approvals from Government Entities that are material to the operation of Parent's business as currently conducted. The Parent is in compliance in all material respects with such licenses, permits and approvals.

                  (b) Neither Parent nor, to Parent's Knowledge, any directors or officers, agents or employees of Parent, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any payment in the nature of criminal bribery.

            Section 5.14 Brokers' and Finders' Fees. Except for the fees payable to Thomas Weisel Partners LLC ("Thomas Weisel") pursuant to the engagement letter dated June 17, 2003, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders' financial advisors' or financial sponsors' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

            Section 5.15 Opinion of Financial Advisor. Parent has received the written opinion of Thomas Weisel to the effect that the consideration to be paid by Parent to the holders of HoldCo Common Stock, Company Common Stock and options to acquire Company Common Stock, in the aggregate, pursuant to the Merger, is fair to Parent from a financial point of view as of the date of such opinion and a true and complete copy of such opinion will be delivered to Company when available.

                                   ARTICLE VI

             CONDUCT OF THE COMPANY'S BUSINESS PENDING THE MERGERS

            Section 6.1 Interim Conduct of the Company.

                  (a) During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except to the extent that Parent consents in writing, the Company will, and will cause each Company Subsidiary to use all reasonable efforts to carry on its business, in all respects material to the Company and the Company Subsidiaries taken as a whole, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its best efforts to preserve intact its present business organization.

                  (b) In addition, without limiting the generality of Section 6.1(a), except as permitted or contemplated by the terms of this Agreement or as provided in Section 6.1(b) of the Company Disclosure Schedule, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Company Merger Effective Time, the Company will not do, and will not permit any Company Subsidiary to do, any of the following:

                        (i) amend its articles or certificate of incorporation or bylaws or similar organizational documents;

                        (ii) (A) issue, sell, transfer, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any Company Subsidiary, other than the issuance, delivery and/or sale of (1) shares of the Company Common Stock pursuant to the exercise of stock options or warrants therefor outstanding as of the date hereof, (2) stock options or other stock-based awards of or to acquire shares of the Company Common Stock granted under the Company Option Plans that are existing as of the date hereof, in the ordinary course of business in connection with periodic compensation reviews or ordinary course promotions or to new hires and which options or stock-based awards have a vesting schedule no more favorable than the Company's customary vesting schedule (it being understood that any such stock options granted after the date hereof will not vest prior to Closing, and that no stock options will be granted following the date of effectiveness the Registration Statement) and do not accelerate, or become subject to acceleration, directly or indirectly, as a result of the approval or consummation of the Company Merger (other than, in accordance with the terms of such plan or pursuant to a change of control agreement to which the optionee is already a party) in no event to exceed an aggregate 3,000,000 shares of Company Common Stock, (B) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, or (C) redeem, purchase or otherwise acquire any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares, except in connection with the exercise of repurchase rights or rights of first refusal in favor of the Company with respect to shares of the Company Common Stock issued upon exercise of Company Stock Options granted under the Company Option Plans;

                        (iii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of any other Person other than (1) in the ordinary course of business, (2) in connection with the financing of ordinary course trade payables consistent with past practices, or (3) loans, investments or guarantees by the Company or any of the

      Company Subsidiaries to, in or of the Company or any Company Subsidiary made in the ordinary course of business other than as contemplated by the operating plan of the Company for the fiscal year ending July 2, 2004, which has been approved by the Company's board of directors and a copy of which has been provided to Parent (the "Company 2004 Plan"), (B) make any loans, advances or capital contributions to, or investments in, any other Person (other than a Person which is a Company Subsidiary) other than customary loans or advances to employees in each case in the ordinary course of business consistent with past practices, or (C) cancel any debts or waive any material claims or rights other than customer credits in the ordinary course of business;

                        (iv) except as required by Legal Requirements or pursuant to agreements or written policies in existence as of the date hereof or as contemplated by the Company 2004 Plan, (A) make any change in the compensation or benefits payable or to become payable to (y) any of its employees, agents or consultants or to Persons providing management services, which changes constitute a net aggregate change, or (z) its officers who report directly to the Chief Executive Officer of the Company, or members of the board of directors of the Company, (B) enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan or make any loans to (y) any of its employees, affiliates, agents or consultants, which changes constitute a net aggregate change, or (z) its officers who report directly to the Chief Executive Officer of the Company, or members of the Company's board of directors, (C) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such employees, agents, consultants or Persons providing management services, which changes constitute a net aggregate change, or its officers who report to the Chief Executive Officer of the Company and members of the board of directors of the Company, individually, pursuant to an employee benefit plan or otherwise, (D) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or affiliates of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practices, (E) offer, grant or issue any stock options other than in a manner consistent with
      Section 6.1(b)(ii)(A)(2) or take any action to accelerate, amend or change the period of vesting or exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans, (F) hire or terminate any officer who reports to the Chief Executive Officer of the Company (other than terminations for cause) or encourage any officer who would report or does report to the Chief Executive Officer of the Company to resign, or increase the number of employees in the aggregate in a manner inconsistent with the Company 2004 Plan, or (G) amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

                        (v) permit to be cancelled or terminated, without reasonable efforts to maintain coverage, or cancel or terminate any insurance policy naming it as a beneficiary or loss payee, to be cancelled or terminated any insurance policy naming it as a beneficiary or payee;

                        (vi) (A) materially modify, amend or terminate any of the Identified Contracts that are material to the business of the Company and the Company Subsidiaries, taken as a whole, (B) waive, release or assign any material rights on claims under any of the Company Identified Contracts that are material to the business of the Company and the Company Subsidiaries, taken as a whole, (C) enter into any material commitment or transaction including entering into any material purchase, sale or lease of assets or real estate, or (D) enter into any agreement, including any material strategic alliance, material joint development or joint marketing agreement, any borrowing, capital expenditure or purchase, sale or material lease of assets or real estate, other than in the ordinary course of business consistent with past practices, (E) enter into any agreement pursuant to which Parent or the Surviving Corporation or any of their respective Subsidiaries, or, other than in the ordinary course of business consistent with past practices, the Company or any Company Subsidiary will be subject to any material exclusivity, non-compete or other similar restriction on their respective businesses following the Closing;

                        (vii) (A) enter into any agreement or assignment which has the effect of transferring or licensing to any Person or entity or otherwise extending or modifying in any material respect the rights of any Person to use material Company Intellectual Property Rights (including the associated financial terms), other than non-exclusive licenses in the ordinary course of business consistent with past practices; (B) disclose to any Person other than Company employees and Representatives of Parent any material Trade Secret except pursuant to non-disclosure agreements or in the ordinary course of business consistent with past practices; (C) transfer, modify or terminate any agreement pursuant to which the Company has licensed Intellectual Property Rights material to the conduct of the business of the Company from any Person other than in the ordinary course of business consistent with past practices; and (D) not disclose any material source code to any third party except in the ordinary course of business consistent with past practices;

                        (viii) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

                        (ix) (A) make any change in any material method of accounting, method of accounting principles or practice, except for such change required by reason of a concurrent change in GAAP or compliance with the applicable requirements of the rules and regulations promulgated by the SEC, (B) make any Tax election or change any Tax election already made, adopt any Tax accounting method, except for such changes required by applicable law, rule or regulation, change any Tax accounting method, except for such changes required by applicable law, rule or regulation, enter into any closing agreement or settle any claim or assessment relating to Taxes other than settlements or assessments the result of which would not be material to the Company and the Company Subsidiaries, taken as a whole, or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment, or (C) file the 2003 United States federal income Tax return for the taxable year ending June 27, 2003 without Parent's consent, which shall not be unreasonably withheld, or (D) revalue any of its material assets, except as required by GAAP, applicable accounting requirements or the published rules and regulations of the SEC with respect thereto in effect during the periods involved other than in the ordinary course of business consistent with past practices;

                        (x) pay, discharge or satisfy any material claims, material liabilities or material obligations (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business consistent with past practices, or of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto);

                        (xi) (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Mergers) other than liquidations, dissolutions, mergers, consolidations, restructurings, recapitalizations or other reorganizations of Company Subsidiaries that would not have a material effect on the business of the Company and the Company Subsidiaries, taken as a whole, (B) acquire or agree to acquire by purchasing any equity interest in or a material portion or all of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or, except in the ordinary course of business consistent with past practices, otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, or (C) sell, transfer, lease, mortgage, pledge, license, encumber, or otherwise dispose of, any of its properties or assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole;

                        (xii) take any action that would or is reasonably likely to result in any of the conditions to the Mergers set forth in Article IX not being satisfied, or would make many representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Company Merger Effective Time, or that would impair the ability of the Company to consummate the Company Merger in accordance with the terms hereof or materially delay such consummation;

                        (xiii) (A) commence any litigation (except actions commenced in the ordinary course of business against third parties) or (B) except in the ordinary course of business consistent with past practices or as required by law, judicial order or decree or settle any litigation except in the ordinary course of business, it being understood that any settlement of litigation involving the payment by the Company or any Company Subsidiary of an amount in excess of $350,000 is not in the ordinary course of business; or

                        (xiv) enter into any written or oral agreement, contract, commitment or arrangement to take any of the actions described in (i) through (xiv) above.

                  (c) During the period commencing on the date hereof and continuing until the earlier of the Effective Time or termination of this Agreement, HoldCo will not conduct any business activities other than administrative activities in the ordinary course or activities in connection with or reasonably related to the Mergers and the other transactions contemplated by the Merger Agreement.

            Section 6.2 Acquisition Proposals.

                  (a) No Solicitation.

                        (i) The Company agrees that it will, and will cause its Representatives to, immediately cease and cause to be terminated all existing discussions, negotiations and communications with any Persons with respect to any offer or proposal for a merger, consolidation or other business combination involving the Company, any acquisition of a substantial amount of the capital stock (or securities convertible into, or exchangeable or exercisable for, capital stock) or assets of the Company, any recapitalization with respect to the Company or any other transaction similar to any of the foregoing with respect to the Company other than pursuant to the transactions contemplated by this Agreement (a "Company Acquisition Proposal"). In addition, the Company agrees that it will not authorize its employees to continue any existing discussions, negotiations or communications with any Persons with respect to any Company Acquisition Proposal.

                        (ii) Except as provided in Section 6.2(c), the Company will not, and will not authorize or permit its Representatives or authorize its employees to, directly or indirectly (A) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries with respect to, or the making of any offer or proposal which constitutes, or is reasonably likely to lead to, any Company Acquisition Proposal, (B) enter into or participate in negotiations or discussions with, or provide any information or data to, any Person (other than Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3 or any of their respective affiliates or Representatives) relating to any Company Acquisition Proposal, except as to the existence of these provisions, (C) make or authorize any statement, recommendation or solicitation in support of, or approve, any Company Acquisition Proposal, (D) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Company Acquisition Proposal or transaction contemplated thereby, or (E) grant any waiver or release under any standstill or similar agreement with respect to any equity securities of the Company or any of the Company Subsidiaries.

                        (iii) Any violation of the foregoing restrictions by any of the Company's Representatives will be deemed to be a breach of this Agreement by the Company, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company.

                  (b) Notification of Unsolicited Acquisition Proposals. The Company will promptly notify Parent orally and in writing if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with the Company or any of its Representatives, in each case in connection with any Company Acquisition Proposal or a written indication that a Company Acquisition Proposal is under consideration indicating, in connection with such notice, the name of the Person making such Company Acquisition Proposal and the material terms and conditions thereof. The Company agrees that it will keep Parent informed, on a current basis, of the status and material terms of any Company Acquisition Proposal. The Company will provide Parent with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of the Company's board of directors) of any meeting of the Company's board of directors at which its board of directors is reasonably expected to discuss or consider any Company Acquisition Proposal.

                  (c) Superior Proposals. Notwithstanding the foregoing, until such time as the Company Merger is approved by the Company's stockholders in accordance with applicable law, the Company may furnish information concerning its business, properties or assets to any Person pursuant to an executed confidentiality agreement with terms (i) no less favorable to the Company than those contained in the Confidentiality Agreement, (ii) which will not include any provision calling for any exclusive right to negotiate with such party and which (iii) will not have the effect of prohibiting the Company from satisfying its obligations under this Agreement, and may participate in discussions and negotiations with such Person concerning any Company Acquisition Proposal if, but only if, (y) such Person has on an unsolicited basis, and in the absence of any willful or knowing violation of this Section 6.2 by the Company or any of its Representatives, submitted a bona fide written Company Acquisition Proposal to the Company, and (z) in the good faith judgment of the Company's board of directors, upon the advice of outside legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations would be reasonably likely to result in a violation of its fiduciary duties under applicable law. The Company will promptly provide to Parent any material non-public information regarding the Company provided to any other party which was not previously provided to Parent, such additional information to be provided no later than the date of provision of such information to such other party.

                  (d) Compliance with Applicable Law. Notwithstanding the foregoing, nothing contained in this Section 6.2 or any other provision hereof will prohibit the Company or the Company's board of directors from taking and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 or 14e-2 promulgated under the Exchange Act, or from complying with its disclosure obligations under applicable law; provided, however, that neither the taking or disclosing to the Company's stockholders of a position contemplated by Rules 14d-9 or 14e-2 nor compliance with the Company's disclosure obligations under applicable law shall relieve the Company or the Company's board of directors of their respective obligations and restrictions under this Agreement (including those articulated in this Section 6.2), or limit, restrict or otherwise impair the rights of Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 under this Agreement.

                                   ARTICLE VII

                CONDUCT OF PARENT'S BUSINESS PENDING THE MERGERS

            Section 7.1 Interim Conduct of Parent.

                  (a) During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Company Merger Effective Time, except to the extent that the Company consents in writing, Parent will use all reasonable efforts to carry on its business, in all material respects, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use its best efforts to preserve intact its present business organization.

                  (b) In addition, without limiting the generality of Section 7.1(a), except as permitted or contemplated by the terms of this Agreement or as provided in Section 7.1(b) of the Parent Disclosure Schedule, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Parent will not do any of the following:

                        (i) amend its articles or certificate of incorporation or bylaws or similar organizational documents;

                        (ii) (A) issue, sell, transfer, pledge, dispose of or encumber any shares of Parent capital stock or securities (including debt securities) convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of Parent, other than the issuance, delivery and/or sale of (1) Parent Shares pursuant to the exercise of stock options or warrants therefor outstanding as of the date hereof, (2) stock options or other stock-based awards of or to acquire Parent Shares granted under the Parent Option Plans that are granted in the ordinary course of business and (3) internal restructurings solely involving Parent and/or direct or indirect wholly-owned Parent Subsidiaries, (B) sell, transfer, pledge, dispose of or encumber any material amount of assets, (C) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than ordinary cash dividends, or (D) redeem, purchase or otherwise acquire any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares, except in connection with the exercise of repurchase rights or rights of first refusal in favor of the Parent with respect to Parent Shares issued upon exercise of Parent Options granted under the Parent Option Plans; provided, that any such redemption, purchase or otherwise acquisition of shares would not and would not reasonably be expected to result in the Parent Shares to be issued by virtue of the Mergers to be in excess of thirty-three and one-third percent (33-1/3%) of the total outstanding Parent share capital;

                        (iii) adopt a plan of complete or partial liquidation or dissolution;

                        (iv) take any action that would or is reasonably likely to result in any of the conditions to the Mergers set forth in Article IX not being satisfied, or that would impair the ability of Parent to consummate the Mergers in accordance with the terms hereof or materially delay such consummation; or

                        (v) enter into any written or oral agreement, contract, commitment or arrangement to take any of the actions described in (i) through (iv) above.

            Section 7.2 Acquisition Proposals.

                  (a) No Solicitation.

                        (i) Parent agrees that it will, and will cause its Representatives to, immediately cease and cause to be terminated all existing discussions, negotiations and communications with any Persons with respect to any proposal for a merger, consolidation or other business combination resulting in a change of control of Parent or sale of all or substantially all of the Parent Shares or Parent's assets that would be reasonably likely to (A) materially adversely affect the ability of Parent to consummate the transactions contemplated by this Agreement without material delay or (B) require a vote of Parent's stockholders prior to the Parent Stockholders' Meeting (a "Parent Acquisition Proposal"). In addition, Parent agrees that it will not authorize its employees to continue any existing discussions, negotiations or communications with any Persons with respect to any Parent Acquisition Proposal.

                        (ii) Except as provided in Section 7.2(c), Parent will not, and will not authorize or permit its Representatives or authorizes its employees to, directly or indirectly, (A) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries with respect to, the making of any offer or proposal which constitutes, or is reasonably likely to lead to, any Parent Acquisition Proposal, (B) enter into or participate in negotiations or discussions with, or provide any information or data to, any Person relating to any Parent Acquisition Proposal, except as to the existence of these provisions, (C) make or authorize any statement, recommendation or solicitation in support of, or approve, any Parent Acquisition Proposal, or (D) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Parent Acquisition Proposal or transaction contemplated thereby.

                        (iii) Any violation of the foregoing restrictions by any of Parent's Representatives will be deemed to be a breach of this Agreement by Parent, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of Parent.

                  (b) Notification of Unsolicited Acquisition Proposals. Parent will promptly notify the Company orally and in writing if any offer or proposal is received by, Parent or any of its Representatives which constitutes, or is reasonably likely to lead to a Parent Acquisition Proposal. Parent will provide the Company with forty-eight (48) hours prior notice (or such lesser prior notice as is provided to the members of Parent's board of directors) of (i) any meeting of Parent's board of directors at which its board of directors is reasonably expected to discuss or consider any Parent Acquisition Proposal, (ii) the taking of any actions referred to in Sections 7.2(a)(ii)(C) or (D), or (iii) the amendment, modification, withdrawal, condition or qualification of the recommendation of the board of directors of Parent or any committee thereof.

                  (c) Certain Parent Acquisition Proposals.

                        (i) Notwithstanding anything to the contrary in Section 7.2(a), Parent may furnish information concerning its business, properties or assets to any Person pursuant to an executed confidentiality agreement with terms no less favorable to Parent than those contained in the Confidentiality Agreement, and may take any of the actions referred to in Sections 7.2(a)(ii) (B) through (D) above concerning a Parent Acquisition Proposal if, but only if, (A) such Person has on an unsolicited basis, submitted a bona fide written Parent Acquisition Proposal to Parent, and
      (B) in the good faith judgment of Parent's board of directors, based on the advice of independent outside legal counsel, the failure to take any such action would be reasonably likely to result in a violation of its fiduciary duties under applicable law; provided, however, that the taking of any such action will not and shall not affect the validity or enforceability of this Agreement.

                        (ii) Nothing in this Section 7.2 will prevent Parent from responding to any unsolicited proposal or inquiry or engaging in negotiations or discussions or entering into any agreement with respect to any transaction that is not a Parent Acquisition Proposal; provided, that any agreement relating to such transaction will not and shall not affect the validity or enforceability of this Agreement.

                  (d) Compliance with Applicable Law. Notwithstanding the foregoing, nothing contained in this Section 7.2 or any other provision hereof will prohibit Parent or Parent's board of directors from taking and disclosing to Parent's stockholders a position contemplated by Rules 14d-9 or 14e-2 promulgated under the Exchange Act or any similar situation provided for under similar applicable French law and regulations; provided, however, that the taking or disclosing to Parent's stockholders of a position contemplated by Rules 14d-9 or 14e-2 or any similar applicable French law and regulations shall not relieve Parent or Parent's board of directors of their respective obligations and restrictions under this Agreement (including those articulated in this Section 7.2), or limit, restrict or otherwise impair the rights of the Company under this Agreement.

                                  ARTICLE VIII

                             ADDITIONAL AGREEMENTS

            Section 8.1 Approval of Transactions; Stockholders' Meetings.

                  (a) Promptly following the domestication of HoldCo as contemplated by Section 8.30, HoldCo will submit to the HoldCo Stockholder for its approval and adoption (as appropriate) this Agreement, the HoldCo Merger and the other transactions contemplated hereby (the "HoldCo Proposal"). Immediately following the execution of this Agreement by the parties, the Company will submit to HoldCo for its approval and adoption (as appropriate) this Agreement, the Company Merger and the other transactions contemplated hereby (the "Company Proposals"). The Company will use its best efforts to obtain the approval and adoption (as appropriate) of the HoldCo

Proposal and the Company Proposals by the HoldCo Stockholder and HoldCo, respectively, in accordance with this Section 8.1(a).

                  (b) As promptly as practicable following the approval and adoption of the Company Proposals by HoldCo, the Company will, in accordance with the applicable law, notify each Company stockholder that the Company Proposals have been approved and adopted by HoldCo and that appraisal rights are available under the DGCL, including by filing with the SEC the Company Information Statement in accordance with the Exchange Act. Parent will furnish all information concerning itself as the Company may reasonably request in connection with such actions and the preparation of any such notice and the Company Information Statement. Parent and its counsel will be given a reasonable opportunity to review and comment on the Company Information Statement (and any amendment or supplement thereto) prior to its being filed with the SEC.

                  (c) Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement is terminated in accordance with its terms, the Company will notify its stockholders with respect to the approval and adoption of the Company Proposals in accordance with applicable law.

                  (d) Immediately following the execution of this Agreement, Parent in its capacity as the sole stockholder of each of Merger Sub 1, Merger Sub 2 and Merger Sub 3 shall approve and adopt this Agreement and approve the Mergers.

            Section 8.2 Approval by Parent.

                  (a) As promptly as practicable, Parent, through its board of directors, will convene a meeting of its stockholders (the "Parent Stockholders' Meeting") for the purpose of voting upon, and will use its reasonable best efforts to solicit from its stockholders a vote in favor of, (i) approval of the Mergers, (ii) approval of the issuance of Parent Shares pursuant to the Capital Increase, (iii) the appointment of two additional members to Parent's board of directors as contemplated by Section 8.8, and (iv) such other matters as Parent reasonably believes are necessary to be approved under applicable law to consummate the Mergers in accordance with the terms hereof (collectively, the "Parent Proposals"). Notwithstanding anything in this Agreement to the contrary,
(y) Parent shall be permitted to adjourn the Parent Stockholders' Meeting, from time to time, until such time as all other conditions set forth in Article IX (other than conditions which by their terms are to be satisfied at Closing) have been satisfied or duly waived and (z) unless this Agreement is terminated in accordance with its terms, Parent will call, hold and convene the Parent Stockholders' Meeting for the purpose of considering the approval of the Parent Proposals.

                  (b) Subject to the provisions of this Section 8.2(b), Parent's board of directors will recommend that Parent's stockholders vote in favor of the Parent Proposals. Neither Parent's board of directors nor any committee thereof will amend modify, withdraw, condition or qualify the recommendation in a manner adverse to the Company unless Parent's board of directors determines in good faith, based on the advice of independent outside legal counsel, that the failure to so amend, modify or withdraw, condition or qualify the recommendation would be reasonably likely to result in a violation of its fiduciary duties under applicable law.

            Section 8.3 Parent Proxy Statement; Registration Statement.

                  (a) As promptly as practicable after the execution of this Agreement, Parent will prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") for the registration under the Securities Act of the Parent Shares to be issued pursuant to the Mergers. The Company will furnish all information concerning itself as Parent may reasonably request in connection with such actions and the preparation of the Registration Statement. Parent will use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable and to keep the Registration Statement effective as long as necessary to consummate the transactions contemplated by this Agreement. The Company and its counsel will be given a reasonable opportunity to review and comment on the Registration Statement (and any amendment or supplement thereto) prior to it being filed with the SEC.

                  (b) Prior to the effective date of the Registration Statement, Parent will take all or any action required under any applicable U.S. federal or state and non-U.S. securities laws in connection with the issuance of Parent Shares pursuant to the Mergers.

                  (c) As promptly as practicable after the execution of this Agreement, (i) Parent will seek the appointment of commissiares aux apports in connection with the Mergers, (ii) Parent will prepare, publish and/or make available, to the extent required, and in accordance with the applicable French law and regulations, to Parent's stockholders the resolutions related to the Parent Proposals, the rapport du conseil d'administration a l'assemblee and the rapport des commissaires aux apports (together with any amendments thereof or supplements thereto, the "Parent Proxy Statement") relating to the Parent's Stockholders' Meeting to be held to consider approval of the Parent Proposals, and (iii) Parent will prepare and file with the French Stock Exchange Authorities all filings required (the "Parent French Filings") in connection with the Parent Stockholders' Meeting to be held to consider approval of the Parent Proposals. The Company will promptly furnish all information concerning the Company as Parent may reasonably request in connection with such actions and the preparation of the Parent Proxy Statement and the Parent French Filings. The Company and its counsel will be given a reasonable opportunity to review and comment on the Registration Statement, the Parent Proxy Statement and the other Parent French Filings (and any amendment or supplement thereto) prior to them being filed with the applicable agency.

                  (d) The Parent Proxy Statement will include the recommendation of Parent's board of directors to Parent's stockholders in favor of the Parent Proposals, subject to Section 8.2(b).

                  (e) Parent will advise the Company, promptly after it receives notice thereof, of (i) the time when the Registration Statement has become effective, (ii) the issuance of any stop order, (iii) the suspension of the qualification of Parent

Shares issuable in connection with the Mergers for offering or sale in any jurisdiction, (iv) any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, (v) any request by the COB or other French regulatory authority for amendment of the Parent Proxy Statement or other Parent French Filings or comments thereon and responses thereto or requests by the COB or other French regulatory authority for additional information, and (vi) the time at which the COB grants its approval, as the case may be, on the relevant Parent French Filings.

                  (f) The information supplied by Parent for inclusion in the Registration Statement will not, at (i) the time the Registration Statement is declared effective, and (ii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Company Information Statement will not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Company Merger Effective Time, any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement, the Parent French Filings or the Company Information Statement, Parent will promptly inform the Company. All documents that Parent is responsible for filing with the SEC or the COB in connection with the Mergers or the other transactions contemplated by this Agreement will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder and with applicable French laws and regulations, respectively.

                  (g) The information supplied by the Company for inclusion in the Registration Statement will not, at (i) the time the Registration Statement is declared effective, and (ii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the Parent Proxy Statement will not, at
(x) the time the Parent Proxy Statement (or any amendment thereof or supplement thereto) is first mailed or made available to the stockholders of Parent, and
(y) the time of the Parent Stockholders' Meeting, and the information supplied by the Company for inclusion in the Parent French Filings at the time such Parent French Filings are filed with the COB will not, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement, the Proxy Statements or the Parent French Filings, the Company will promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the Mergers or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

            Section 8.4 Confidentiality.

                  (a) The parties hereto acknowledge that Parent and the Company have previously executed a non-disclosure agreement dated June 17, 2003 (the "Confidentiality Agreement") which Confidentiality Agreement will continue in full force and effect in accordance with its terms. Parent agrees that its obligations with respect to confidentiality thereunder will apply to HoldCo and information concerning HoldCo to the same extent as the Company as though HoldCo were a party thereto. In addition, the parties hereto agree that the terms and conditions of the other transactions contemplated hereby, and information exchanged in connection with the execution hereof and the consummation of the other transactions contemplated hereby will be subject to the Confidentiality Agreement. Merger Sub 1, Merger Sub 2, Merger Sub 3 and HoldCo hereby agree that each will be bound by the confidentiality terms thereof to the same extent as Parent is bound by the terms thereof, as if each of them were a party thereto.

                  (b) Notwithstanding the foregoing, the parties (and each employee, Representative, or other agent of the parties) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and any facts that may be relevant to the Tax structure of the Mergers and the other transactions contemplated hereby; provided, however, that neither party (nor any employee, Representative or other agent thereof) may disclose any information that is not relevant to understanding the Tax treatment and Tax structure of the Mergers and the other transactions contemplated hereby (including the identity of any party and any information that could lead another to determine the identity of any party), or any information to the extent that such disclosure could result in a violation of any federal or state securities law.

            Section 8.5 Public Disclosure. The initial press release with respect to the execution of this Agreement will be a joint press release acceptable to Parent and the Company. Unless otherwise required by law (including federal, state and foreign securities laws), or, as to Parent, by the rules and regulations of the National Association of Securities Dealers, Inc. or the rules and regulations of the French Stock Exchange Authorities, no statement or other disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement, including the Mergers and the other transactions contemplated hereby, will be made by any party hereto unless approved by Parent and the Company prior to release; provided, that such approval will not be unreasonably withheld or delayed.

            Section 8.6 Listing of Parent Shares.

                  (a) Prior to the Effective Time, Parent will use all reasonable efforts to cause the Parent ADSs to be issued in the Mergers pursuant to the Capital Increase to be authorized for listing on the Nasdaq National Market (or such other stock exchange or trading system on which Parent ADSs are then primarily trading).

                  (b) Prior to the Effective Time, Parent will use all reasonable efforts to cause the Parent Ordinary Shares to be issued in the Mergers pursuant to the Capital Increase to be authorized for listing on Euronext.

            Section 8.7 Form S-8. Parent will file a registration statement on Form S-8 (or any successor or other appropriate forms that Parent is eligible to use) under the Securities Act with respect to the Parent Shares subject to the Company Stock Option Plan, to the extent Form S-8 registration is available for such Parent Shares, as soon as practicable but, in any event, within five (5) business days following the Effective Time and will maintain the effectiveness of such registration statement(s) for so long as such options remain outstanding.

            Section 8.8 Board of Directors. Parent will take all necessary action, subject to applicable law, to cause the number of members of Parent's board of directors to be increased by two (2) as of the Effective Time, and to use reasonable best efforts to cause the vacancies to be filled by (a) David J. Roux (or such other Person as may be designated in writing by HoldCo Stockholder at least forty-five (45) days prior to the filling of such vacancy; provided, that such Person is reasonably acceptable to Parent) and (b) one (1) individual who qualifies as an "independent" director of Parent pursuant to proposed and applicable law and regulations (the "Independent Director"). Parent's board of directors will in good faith propose and recommend for appointment one (1) current "independent" director of the Company to fill the Independent Director vacancy. The Company and its counsel will be given a reasonable opportunity to review and comment on Parent's board of directors resolution contemplated by this Section 7.8.

            Section 8.9 Affiliates. Schedule 8.9 sets forth those Persons who are "affiliates" of the Company within the meaning of Rule 145 promulgated under the Securities Act (each such Person, an "Affiliate"). The Company will provide Parent such information and documents as Parent will request for purposes of reviewing such list. The Company has delivered, or will use all reasonable efforts to cause to be delivered, to Parent from each of its respective Affiliates, other than the HoldCo Stockholder and Affiliates of the HoldCo Stockholder, an executed Affiliate Agreement in form and substance reasonably satisfactory to the parties. Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 will be entitled to take all necessary steps to ensure that any Parent Shares issued to such Affiliates are identified as restricted securities within the meaning of Rule 144 promulgated under the Securities Act and that any resales of such Parent Shares will be made in accordance with an exemption from registration under the Securities Act or pursuant to an effective registration statement.

            Section 8.10 Access to Information. HoldCo and the Company will, and will cause each Company Subsidiary to, afford Parent and its accountants, counsel and other Representatives reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the Company Merger Effective Time to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel (subject to such reasonable procedures as the parties may agree), as Parent may reasonably request, and, during such period, upon request by Parent, the Company will, and will cause each Company Subsidiary to furnish promptly to Parent a copy of any report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and the Company will reasonably cooperate with Parent with respect to transition of employees following the Closing; provided, however, that the Company may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to the Company requires such party to restrict or prohibit access to any such properties or information. Notwithstanding the foregoing, (a) no information retrieved from the Company's financial reporting system will be made available to Persons who are directly involved in pricing or any other competitive activity at Parent or any Parent Subsidiary, (b) Parent shall not use any information obtained from the Company or any Company Subsidiary pursuant to the access contemplated by this Section 8.10 for any purposes other than assessing the financial condition of the Company for purposes of this Agreement, and (c) Parent will not share, provide or sell the information to any third party or use the information in any manner that could reasonably be considered a restraint on competition or result in a violation of any applicable law. In addition, any information obtained from the Company or any Company Subsidiary pursuant to the access contemplated by this Section 8.10 shall be subject to the Confidentiality Agreement.

            Section 8.11 Notification.

                  (a) By the Company. The Company shall give prompt notice to Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in
Section 8.2(a) or 8.2(b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 8.11(a) will not limit or otherwise affect the remedies available hereunder to Parent or the representations, warranties or covenants of the Company or the conditions to the obligations of Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3.

                  (b) By Parent. Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 shall give prompt notice to the Company of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 8.3(a) or 8.3(b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 8.11(b) will not limit or otherwise affect the remedies available hereunder to the Company or the representations, warranties or covenants of Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 or the conditions to the obligations of the Company.

            Section 8.12 Regulatory Filings; Reasonable Efforts.

                  (a) Regulatory Filings. Each of Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3 and the Company will coordinate and cooperate with one another and will each use all reasonable efforts to comply with, and will each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3 and the Company will make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Mergers and the other transactions contemplated hereby, including (i) Notification and Report Forms with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") as required by the HSR Act, (ii) any other filing necessary to obtain any Company Necessary Consent or Parent Necessary Consent (together, the "Necessary Consents"), (iii) filings under any other comparable pre-merger notification forms required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (iv) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or "blue sky" laws, French company law, regulations of the French Stock Exchange Authorities and the securities laws of any foreign country, or any other Legal Requirement relating to the Mergers. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 8.12(a) to comply in all material respects with all applicable Legal Requirements.

                  (b) Exchange of Information. Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3 and the Company each will promptly supply the other with any information which may be required in order to effectuate any filings or application pursuant to Section 8.12(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of Parent and the Company will consult with the other prior to taking a position with respect to any such filing, will permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings related solely to this Agreement or the other transactions contemplated hereby (including under any antitrust or fair trade Legal Requirement), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity related solely to this Agreement or the other transactions contemplated hereby; provided, that with respect to any such filing, presentation or submission, each of Parent and the Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party may reasonably require such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

                  (c) Notification. Each of Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3 and the Company will notify the other promptly upon the receipt of
(i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 8.12(a), Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3 or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

                  (d) Reasonable Efforts. Subject to the express provisions of
Section 8.12(e) and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Mergers and the other transactions contemplated hereby, including using all reasonable efforts to accomplish the following (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article IX to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, including all Necessary Consents (provided, that the parties will discuss in good faith procedures to pursue third party consents with respect to the Mergers) (it being understood that failure to obtain any one or more such consents, in and of itself, shall not constitute a condition to Closing hereunder), (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, if, there is a reasonable possibility that the defending of such actions would result in their dismissal, removal, elimination or termination, and (v) the execution or delivery of any additional instruments necessary to consummate the transactions and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and the Company's board of directors will, if any takeover statute or similar Legal Requirement is or becomes applicable to the Company Merger, this Agreement or any of the other transactions contemplated hereby, use all reasonable efforts to ensure that the Company Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Company Merger, this Agreement and the other transactions contemplated hereby.

                  (e) Limitation on Divestiture and Litigation. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement will be deemed to require Parent, any Parent Subsidiary, the Company or any Company Subsidiary, or any of their respective affiliates to (i) except to the extent provided under Section 8.12(d)(iv), litigate or agree to litigate against any Governmental Entity or (ii) take or agree to take any Action of Divestiture which would be reasonably likely to materially adversely impact the benefits expected to be derived by Parent and Parent

Subsidiaries in connection with the Company Merger and the other transactions contemplated hereby. For purposes of this Agreement, an "Action of Divestiture" will mean (x) making proposals, executing or carrying out agreements or submitting to Legal Requirements providing for the license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets that are material to Parent, any Parent Subsidiary, the Company or any Company Subsidiary or the holding separate of Company capital stock or imposing or seeking to impose any limitation on the ability of Parent, any Parent Subsidiary, the Company or any Subsidiary, to conduct their respective businesses or own such assets or to acquire, hold or exercise full rights of ownership of the Company's business or
(y) otherwise taking any step to avoid or eliminate any impediment which may be asserted under any Legal Requirement governing competition, monopolies or restrictive trade practices.

            Section 8.13 Anti-Takeover Laws. If any state takeover statute or similar law becomes or is deemed to become applicable to this Agreement, the Mergers or the other transactions contemplated hereby, the Company will take all action necessary to render such statute inapplicable to all of the foregoing. If any French takeover statute or similar law becomes or is deemed to become applicable to this Agreement, the Mergers or the other transactions contemplated hereby, Parent will take all action necessary to render such statute or other similar law inapplicable to all of the foregoing.

            Section 8.14 Rescission Offer. Prior to Closing, the Company shall use all reasonable efforts to complete a written offer to repurchase securities in accordance with applicable law in order make a rescission offer to optionees and stockholders of the Company that received options to purchase shares of Company Common Stock under the Company's 1999 Stock Option Plan while such persons were residents of the States of California, Maryland or New York (the "Rescission Offer"). In connection with such Rescission Offer, the Company will offer to repurchase with funds from the Company's available cash balances: (i) outstanding shares of Company Common Stock at the exercise price at which such Person acquired the Company Common Stock upon exercise of a Company Stock Option plus applicable statutory interest; (ii) outstanding options to acquire Company Common Stock at twenty percent (20%) of the amount equal to the exercise price of the subject Company Stock Options multiplied by the total number of shares of Company Common Stock then subject to such Company Stock Options plus applicable statutory interest. If applicable, the Company will make filings with the California Department of Corporations, as well as any other state or other agency with whom the Company is so required to file.

            Section 8.15 Resignations and Appointments. The Company shall use all reasonable efforts to obtain the resignations of all the members of the board of directors (or other similar governing bodies) of any Company Subsidiary which Parent lists in a written notice delivered to the Company, in the event Parent delivers such a notice, and have Persons chosen by Parent appointed as members of the board of directors (or other governing bodies) of such Company Subsidiaries effective as of the Effective Time.

            Section 8.16 Employee Benefits(a).

                  (a) Following the Effective Time, Parent will use all reasonable efforts to give each Continuing Employee (as defined below) credit for prior service with the Company and any Company Subsidiaries for purposes of
(i) eligibility and vesting under any applicable employee benefit plans of Parent in which such Continuing Employee becomes eligible to participate at or following the Effective Time, provided that if the Company maintains a comparable Benefit Plan, service shall be credited solely to the extent that such service was or would have been credited for such purposes under such comparable plan, and (ii) determination of benefits levels under any vacation policy in which such Continuing Employee becomes eligible to participate at or following the Effective Time. Parent shall give credit under those applicable employee benefit plans of Parent that are welfare benefit plans and in which Continuing Employees become eligible to participate at or following the Effective Time, for all co-payments made, amounts credited toward deductibles and out-of-pocket maximums, and time accrued against applicable waiting periods, by Continuing Employees (including their eligible dependents), in respect of the plan year in which the Effective Time occurs but if the Company or any of its Subsidiaries maintains a comparable Benefit Plan, solely to the extent such waiting period requirements and conditions were not applicable to the particular Continuing Employee under such comparable Benefit Plan. For purposes of this Agreement, "Continuing Employees" shall mean those employees of Parent and employees of the Surviving Corporation as of the Effective Time who shall have been employees of the Company immediately prior to the Effective Time.

                  (b) If Parent maintains as of the Effective Date, a tax-qualified defined contribution 401(k) plan that accepts eligible rollover distributions within the meaning of Section 401(a)(31) of the Code, the assets of the Continuing Employees located in the US under the defined contribution 401(k) plan of the Company may be rolled over, to the extent permitted and in the form acceptable, to the 401(k) plan of the Parent.

                  (c) Parent agrees that the Continuing Employees may participate in the employee stock purchase plan sponsored by Parent (the "Parent ESPP"), commencing on the first date of the Offering Period (as defined in the Parent ESPP) coincident or immediately following the Effective Date and subject to the terms and conditions of the Parent ESPP, provided that no such participation is required hereunder to the extent that there are inadequate shares for such purpose under the Parent ESPP.

                  (d) Effective as of the Effective Time, for a period of one year following the Closing Date, or if shorter, until such time as the applicable Continuing Employee ceases to be employed by Parent or the Surviving Corporation, Parent shall or shall cause the Surviving Corporation to provide to Continuing Employees, (i) employee benefits that are substantially similar in the aggregate to those benefits provided to such employees by the Company immediately prior to the date hereof, or (ii) at Parent's election, employee benefits that are substantially similar in the aggregate to those benefits provided by Parent (or its applicable Subsidiary) to similar situated employees of Parent (or its applicable Subsidiary).

                  (e) Prior to the Effective Time, Parent and the Company will together develop retention programs for Continuing Employees who are key employees whom the Parent desires to continue employment. Prior to the Effective Time, Parent and the Company will together develop severance plans for Continuing Employees who cease employment within one year of the Closing Date that are comparable to those of the Parent's standard practices.

                  Notwithstanding the foregoing, nothing in this Agreement shall be interpreted as conferring, or intending to confer, on any Continuing Employee or other Company employee a right to continued employment with the Company, the Surviving Corporation or Parent.

            Section 8.17 VERITAS Agreement. The Company shall use all reasonable efforts to procure from VERITAS Software Corporation ("VERITAS"), prior to the Closing, a written release of the Company from its obligations under that certain Indemnification Agreement, dated as of March 29, 2000, as amended, by and among VERITAS, Suez Acquisition Company (Cayman) Limited and certain other persons who executed a Joinder Agreement thereto, as contemplated by Section 17 (successors) thereof; provided, however, that notwithstanding the foregoing, or anything to the contrary contained in this Agreement, the Company shall not be required to make payments, expand monies or otherwise agree to any economic arrangements or concessions to satisfy its obligations under this Section 8.17.

            Section 8.18 Financial Statements and Consents of Accountants. The Company will use all reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements if required) as required by Parent to comply with applicable SEC and COB regulations, (ii) the reasonable review of any Company audit or review work papers for up to the past three (3) years, including the examination of selected financial statements and data, and (iii) the delivery of such representations from the Company's independent accountants as may be reasonably requested by Parent of its independent auditors in connection with the preparation of the Registration Statement and the Parent French Filings. Parent and the Company will each use all reasonable efforts to cause to be delivered to each other consents and certificates from their respective independent auditors, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with the Registration Statement and the Parent French Filings.

            Section 8.19 Subsequent Financial Statements. The Company will, if practicable, consult with Parent prior to making publicly available its financial results for any period after the date hereof and prior to filing any Company SEC Filings after the date hereof, it being understood that Parent will have no liability by reason of such consultation.

            Section 8.20 Conveyance and Other Taxes. Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3 and the Company will cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp Taxes, any transfer, recording, registration or other fees or any similar Taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Company Merger Effective Time. All payments made pursuant to this Agreement shall be subject to any applicable withholding taxes.

            Section 8.21 Company Stock Options. Prior to the Company Effective Time, HoldCo will take such action as may be necessary to (a) amend and restate its certificate of incorporation to authorize the issuance of the HoldCo Preferred Stock, (b) cause Option Sub, a wholly-owned subsidiary of HoldCo, to be formed as a limited liability company, (c) issue and contribute to the capital of Option Sub such number of shares of HoldCo Preferred Stock as will, upon the consummation of the HoldCo Merger and in accordance with Section 2.1(b) hereof, result in Option Sub owning at least the maximum number of Parent Shares that may be issuable upon exercise of all outstanding Company Stock Options in accordance with the terms hereof, and (d) to the extent necessary or advisable, take such reasonable action such that, upon exercise of any Company Stock Option after the Effective Time, the Parent Shares to be issued to the holder of such Company Stock Option will be delivered by Option Sub.

            Section 8.22 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall use all reasonable efforts to approve in advance in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) to or acquisitions of Parent Shares (including derivative securities with respect to Parent Shares) resulting from the transactions contemplated by Article II of this Agreement by each officer or director of the Company or Parent who is subject to Section 16 of the Exchange Act (or who will become subject to Section 16 of the Exchange Act as a result of the transactions contemplated hereby) with respect to equity securities of the Company or Parent.

            Section 8.23 Transaction Expenses. The fees and expenses paid or payable by the Company in connection with the Company's previously proposed initial public offering, this Agreement, the Mergers and the other transactions contemplated hereby (including fees and expenses of the financial advisors, legal counsel and public accountants listed on Schedule 8.23) will be reasonable and customary for such transactions and, except as listed on Schedule 8.23, shall not include any fees payable to the HoldCo Stockholder or any of its stockholders, partners or Affiliates.

            Section 8.24 Indemnification.

                  (a) Indemnity. From and after the Effective Time, Parent will, and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers in effect immediately prior to the Effective Time (the "Indemnified Parties"), subject to applicable law. The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the certificate of incorporation and bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by law.

                  (b) Insurance. For a period of six (6) years after the Effective Time, Parent will cause the Surviving Corporation to use all reasonable efforts to cause to be maintained in effect, if available, directors' and officers' liability insurance maintained by the Company covering those persons who are covered by the Company's directors' and officers' liability insurance policy as of the date hereof on terms comparable to those applicable to the current directors and officers of the Company for a period of six (6) years; provided, however, that in no event will the Surviving Corporation be required to expend in excess of one hundred fifty percent (150%) of the annual premium currently paid by the Company for such coverage, and to the extent annual premium would exceed one hundred fifty percent (150%) of the annual premium currently paid by the Company for such coverage, the Surviving Corporation shall use all reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such one hundred fifty percent (150%) of such annual premium.

                  (c) Third-Party Beneficiaries. This Section 8.25 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and shall be binding on the Company and the Surviving Corporation and its successors and assigns. In the event Parent or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, honor the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 8.25.

            Section 8.25 Treatment as Reorganization. Each of the parties hereto will use all reasonable efforts to: (i) cause the Company Merger together with the Second Company Merger, and the HoldCo Merger together with the Second HoldCo Merger, each to constitute a reorganization under Section 368(a) of the Code;
(ii) not take any action that would prevent or impede the Company Merger together with the Second Company Merger, and the HoldCo Merger together with the Second HoldCo Merger, from each qualifying as a reorganization within the meaning of Section 368 of the Code; and (iii) not take any action that would cause Parent to not be considered a corporation pursuant to Section 367(a) of the Code for purposes of each of the Company Merger together with the Second Company Merger, and the HoldCo Merger together with the Second HoldCo Merger. Parent shall deliver officer's certificates containing customary representations as requested by counsel for purposes of rendering the opinions described in
Section 9.2 and 9.3 with respect to the Company Merger and the Second Company Merger (the "Company Merger Parent Tax Certificate") and with respect to the HoldCo Merger and the Second HoldCo Merger (the "HoldCo Merger Parent Tax Certificate"), each executed as of the Closing Date. The Company shall deliver an officer's certificate containing customary representations as requested by counsel for purposes of rendering the opinions described in Sections 9.2 and 9.3 with respect to the Company Merger and the Second Company Merger (the "Company Tax Certificate"), executed as of the Closing Date. HoldCo shall deliver an officer's certificate containing customary representations as requested by counsel for purposes of rendering the opinions described in Sections 9.2 and 9.3 with respect to the HoldCo Merger and the Second HoldCo Merger (the "HoldCo Tax Certificate") executed as of the Closing Date. The parties hereto shall timely satisfy or cause to be satisfied all applicable tax reporting and filing requirements with respect to the transactions contemplated hereby, including the reporting requirements of Treasury Regulation Section 1.367(a)-3(c)(6).

            Section 8.26 Merger Sub Compliance. Parent shall cause each of Merger Sub 1, Merger Sub 2 and Merger Sub 3 to comply with all of its respective obligations under or relating to this Agreement.

            Section 8.27 FIRPTA Certificate. The Company and HoldCo shall each deliver to Parent certificates or other documents reasonably satisfactory to Parent which comply with the provisions and requirements of Section 897 of the Code and the Treasury regulations promulgated thereunder establishing that the Company and HoldCo are not a "U.S. real property interests" for purposes of
Section 897 of the Code.

            Section 8.28 Withdrawal of Company Form S-1. The Company shall take such action as is required to formally withdraw the Company Form S-1, such withdrawal to be effective at or prior to the Effective Time. The Company shall not, prior to the Effective Time, amend the Company Form S-1.

            Section 8.29 280G Approval. The Company will use its reasonable best efforts to obtain the approval and adoption by HoldCo prior to the Closing of any payments or benefits that may not be deductible by reason of Section 280G of the Code, in a manner which meets the approval of Parent which approval shall not be unreasonably withheld, and in a manner which would satisfy all applicable requirements of Section 280G(b)(5)(B) of the Code and the proposed Treasury Regulations thereunder.

            Section 8.30 HoldCo Domestication. HoldCo shall take all such action as is necessary to effect a domestication into a Delaware corporation or a limited liability company as promptly as practicable following the date hereof.

            Section 8.31 Transaction Structure. The parties will consider in good faith such alternative transaction structures as may be mutually desirable in order to satisfy the conditions set forth in Sections 9.2(f) and 9.3(f) (to the extent not otherwise satisfied) to effectuate the transactions contemplated hereby to ensure that the transactions hereby comport with applicable law and otherwise carry out the intent of this Agreement in a manner that is not adverse to any party.


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
                                   ARTICLE IX

                                   CONDITIONS

            Section 9.1 Conditions to Each Party's Obligation to Effect the Mergers. The obligation of each party to effect the Mergers will be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3, HoldCo and the Company to the extent permitted by applicable law:

                  (a) Parent Stockholder Approval. The Parent Proposals will have been approved and adopted by the requisite affirmative vote of Parent's stockholders in accordance with applicable law and Parent's organizational documents and such approval will not have been rescinded, revoked or otherwise withdrawn in any respect.

                  (b) Company Stockholder Approval. The Company Proposals will have been approved and adopted by the requisite vote of the Company's stockholders in accordance with applicable law and the Company's organizational documents and such approval will have been obtained and will not have been rescinded, revoked or otherwise withdrawn in any respect.

                  (c) No Order. No Governmental Entity of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Mergers illegal or otherwise prohibiting consummation of the Mergers.

                  (d) Registration of Parent Shares. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC such that all Parent Shares to be issued in the Mergers pursuant to the Capital Increase are either registered pursuant to the Registration Statement or subject to a valid exemption from registration.

                  (e) Parent French Filings. The COB will have granted approval of the Parent French Filings, including the Document E, which require such approval.

                  (f) Antitrust Approval. All waiting periods (and any extension thereof) under the HSR Act relating to the Mergers and the other transactions contemplated hereby will have expired or terminated early. The material foreign antitrust approvals set forth on Schedule 9.1(f) hereto will have been obtained, if so required by applicable law.

                  (g) Listing. The Parent ADSs to be issued in the Mergers pursuant to the Capital Increase and the other transactions contemplated hereby will have been authorized for listing on Nasdaq, and Parent Ordinary Shares to be issued in the Mergers pursuant to the Capital Increase will have been authorized for listing on Euronext.

            Section 9.2 Additional Conditions to Obligations of Parent to Effect the Mergers. The obligation of each of Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 to effect the Mergers will be subject to the satisfaction or waiver by Parent on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub 1, Merger Sub 2 or Merger Sub 3, as the case may be, to the extent permitted by applicable law:

                  (a) Representations and Warranties. The representations and warranties of HoldCo and the Company contained in this Agreement will have been true and correct in all respects on the date hereof and will be true and correct in all respects as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date will have been true and correct only as of such date), with such exceptions as do not, individually or in the aggregate, have a Company Material Adverse Effect as of the Closing Date; provided, however, that for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement will be disregarded.

                  (b) Agreements and Covenants. HoldCo and the Company will have performed or complied in all material respects with all agreements and covenants to be performed or complied with by them at or prior to the Closing Date.

                  (c) Company Material Adverse Effect. No Company Material Adverse Effect will have occurred since the date hereof and be continuing.

                  (d) Company Officer's Certificate. The Company will have delivered to Parent a certificate of its President or any Vice President dated as of the Closing Date to the effect that each of the conditions specified in Sections 9.2(a), (b) and (c), with respect to the Company, are satisfied.

                  (e) HoldCo Officer's Certificate. HoldCo will have delivered to Parent a certificate of its President or any Vice President dated as of the Closing Date to the effect that each of the conditions specified in Sections 9.2(a) and (b), with respect to HoldCo, are satisfied.

                  (f) Tax Opinions.

                        (i) Parent will have received a written opinion from Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the date of the Second HoldCo Merger Effective Time, in form and substance reasonably satisfactory to Parent, to the effect that, for U.S. federal income tax purposes, (i) the HoldCo Merger when taken together with the Second HoldCo Merger will constitute a "reorganization" within the meaning of

      Section 368(a) of the Code and (ii) no gain or loss will be recognized by a stockholder of HoldCo (other than a stockholder of HoldCo who owns, directly or indirectly and taking into account certain attribution rules including the rules of Treasury Regulation Section 1.367(a)-3(c)(4)(i), five percent (5%) or more of the total voting power or total value of Parent's outstanding capital stock immediately after the Second HoldCo Merger) on the conversion of its shares of HoldCo Common Stock into Parent Shares except to the extent of cash received, including cash received in lieu of a fractional share of Parent Shares, provided that HoldCo (or its successor) complies with the reporting requirements contained in Treasury Regulation Section 1.367(a)-3(c)(6), and such opinion shall not have been withdrawn; provided, however, that if Skadden, Arps, Slate, Meagher & Flom LLP shall not render such opinion, this condition shall nonetheless be deemed satisfied if another law firm with a nationally recognized tax practice, as reasonably satisfactory to Parent (other than the law firm providing the opinion pursuant to Section 9.3(f) of the Agreement), shall render such opinion to Parent. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP or such other law firm, as the case may be, may require and be entitled to rely on representations, covenants and rulings of Parent and HoldCo, including the HoldCo Merger Parent Tax Certificate and the HoldCo Tax Certificate.

                        (ii) Parent will have received a written opinion from Skadden, Arps, Slate, Meagher & Flom LLP, dated as of the date of the Second Company Merger Effective Time, in form and substance reasonably satisfactory to Parent, to the effect that, for U.S. federal income tax purposes (i) the Company Merger when taken together with the Second Company Merger will constitute a "reorganization" within the meaning of
      Section 368(a) of the Code and (ii) no gain or loss will be recognized by a stockholder of the Company (other than a stockholder of the Company who owns, directly or indirectly and taking into account certain attribution rules including the rules of Treasury Regulation Section 1.367(a)- 3(c)(4)(i), five percent (5%) or more of the total voting power or total value of Parent's outstanding capital stock immediately after the Second Company Merger) on the conversion of its shares of Company Common Stock into Parent Shares except to the extent of cash received, including cash received in lieu of a fractional share of Parent Shares, provided that the Company (or its successor) complies with the reporting requirements contained in Treasury Regulation Section 1.367(a)-3(c)(6), and such opinion shall not have been withdrawn; provided, however, that if Skadden, Arps, Slate, Meagher & Flom LLP shall not render such opinion, this condition shall nonetheless be deemed satisfied if another law firm with a nationally recognized tax practice, as reasonably satisfactory to Parent (other than the law firm providing the opinion pursuant to Section 9.3(f) of the Agreement), shall render such opinion to Parent. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP or such other law firm, as the case may be, may require and be entitled to rely on representations, covenants and rulings of Parent and the Company, including the Company Merger Parent Tax Certificate and the Company Tax Certificate.

                  (g) Governmental Restriction. There shall not be any pending or overtly threatened suit, action or proceeding asserted by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Mergers or any of the other transactions contemplated hereby the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 9.1(c) not to be satisfied, or (ii) seeking to require Parent, any Parent Subsidiary, the Company or any Company Subsidiary to effect any Action of Divestiture which would have the effect set forth in clause (ii) of the first sentence of Section 8.12(e).

            Section 9.3 Additional Conditions to Obligation of HoldCo and the Company to Effect the Mergers. The obligation of each of the Company and HoldCo to effect the Mergers will be subject to the satisfaction or waiver by the Company on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company to the extent permitted by applicable law.

                  (a) Representations and Warranties. The representations and warranties of Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 contained in this Agreement will have been true and correct in all respects on the date hereof and will be true and correct in all respects as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date will have been true and correct only as of such date), with such exceptions as do not, individually or in the aggregate, have a Parent Material Adverse Effect as of the Closing Date; provided, however, that for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the execution of this Agreement will be disregarded.

                  (b) Agreements and Covenants. Parent, Merger Sub 1, Merger Sub 2 and Merger Sub 3 will have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

                  (c) Parent Material Adverse Effect. No Parent Material Adverse Effect will have occurred since the date hereof and be continuing.

                  (d) Parent Officer's Certificate. Parent will have delivered to the Company a certificate of its president or chief executive officer dated as of the Closing Date to the effect that each of the conditions specified in Sections 9.3(a), (b) and (c), with respect to Parent, are satisfied.

                  (e) Merger Subs Officer's Certificate. Each of Merger Sub 1, Merger Sub 2 and Merger Sub 3 will have delivered to the Company a certificate of its president or chief executive officer dated as of the Closing Date to the effect that each of the conditions specified in Sections 9.3(a) and (b), with respect to Merger Sub 1, Merger Sub 2 and Merger Sub 3, respectively, are satisfied.

                  (f) Tax Opinions.

                        (i) HoldCo will have received a written opinion from Wilson Sonsini Goodrich & Rosati, a Professional Corporation, dated as of the date of the Second HoldCo Merger Effective Time, in form and substance reasonably satisfactory to HoldCo, to the effect that, for U.S. federal income tax purposes, (i) the HoldCo Merger when taken together with the Second HoldCo Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by a stockholder of HoldCo (other than a stockholder of HoldCo who owns, directly or indirectly and taking into account certain attribution rules, five percent (5%) or more of the total voting power or total value of Parent's outstanding capital stock immediately after the Second HoldCo Merger) on the conversion of its shares of HoldCo Common Stock into Parent Shares except to the extent of cash received, including cash received in lieu of a fractional share of Parent Shares, provided that HoldCo (or its successor) complies with the reporting requirements contained in Treasury Regulation Section 1.367(a)-3(c)(6), and such opinion shall not have been withdrawn; provided, however, that if Wilson Sonsini Goodrich & Rosati shall not render such opinion, this condition shall nonetheless be deemed satisfied if another law firm with a nationally recognized tax practice, as reasonably satisfactory to HoldCo (other than the law firm providing the opinion pursuant to Section 9.2(f) of the Agreement), shall render such opinion to HoldCo. In rendering such opinion, Wilson Sonsini Goodrich & Rosati or such other law firm, as the case may be, may require and be entitled to rely on representations, covenants and rulings of Parent and HoldCo, including the HoldCo Merger Parent Tax Certificate and the HoldCo Tax Certificate.

                        (ii) The Company will have received a written opinion from Wilson Sonsini Goodrich & Rosati, a Professional Corporation, dated as of the date of the Second Company Merger Effective Time, in form and substance reasonably satisfactory to the Company, to the effect that, for U.S. federal income tax purposes (i) the Company Merger when taken together with the Second Company Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by a stockholder of the Company (other than a stockholder of the Company who owns, directly or indirectly and taking into account certain attribution rules including the rules of Treasury Regulation Section 1.367(a)-(c)(4)(i), five percent (5%) or more of the total voting power or total value of Parent's outstanding capital stock immediately after the Second Company Merger) on the conversion of its shares of Company Common Stock into Parent Shares except to the extent of cash received, including cash received in lieu of a fractional share of Parent Shares, provided that the Company (or its successor) complies with the reporting requirements contained in Treasury Regulation Section 1.367(a)-3(c)(6), and such opinion shall not have been withdrawn; provided, however, that if Wilson Sonsini Goodrich & Rosati shall not render such opinion, this condition shall nonetheless be deemed satisfied if another law firm with a nationally recognized tax practice, as reasonably satisfactory to the Company (other than the law firm providing the opinion pursuant to Section 9.2(f) of the Agreement), shall render such opinion to the Company. In rendering such opinion, Wilson Sonsini Goodrich & Rosati or such other law firm, as the case may be, may require and be entitled to rely on representations, covenants and rulings of Parent and the Company, including the Company Merger Parent Tax Certificate and the Company Tax Certificate.

            Section 9.4 Condition to the Second HoldCo Merger. It shall be a condition to the respective obligations of each party to this Agreement to effect the Second HoldCo Merger that the HoldCo Merger shall have been consummated.

            Section 9.5 Condition to the Company Merger. It shall be a condition to the respective obligations of each party to this Agreement to effect the Company Merger that the HoldCo Merger and the Second HoldCo Merger shall have been consummated.

            Section 9.6 Condition to the Second Company Merger. It shall be a condition to the respective obligations of each party to this Agreement to effect the Second Company Merger that the HoldCo Merger, the Second HoldCo Merger and the Company Merger shall have been consummated.

                                   ARTICLE X

                                  TERMINATION

            Section 10.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating party or parties, and except as provided below, whether before or after the requisite approval of the stockholders of HoldCo, the Company or Parent:

                  (a) by mutual written consent duly authorized by the boards of directors of Parent, HoldCo and the Company;

                  (b) by either Parent, HoldCo or the Company, if the Company Effective Time has not occurred by January 31, 2004 which date may be extended by either party to March 31, 2004, if the Mergers shall not have been consummated as the result of a failure to satisfy the conditions set forth in
Section 9.1(c) or Section 9.1(f)) (as appropriate, the "End Date"); provided, however, that the right to terminate this Agreement pursuant to this clause (b) and the right to extend the End Date will not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of the failure of the Mergers to be consummated by such date and such failure constitutes a material breach of this Agreement;

                  (c) by either the Company, HoldCo or Parent, if the required approval of the stockholders of Parent contemplated by this Agreement has not been obtained by reason of the failure to obtain the required vote at a meeting of Parent stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 9.1(c) will not be available to Parent where the failure to obtain Parent stockholder approval has been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

                  (d) by Parent, if the action by written consent of the HoldCo representing the required approval of the stockholders of the Company contemplated by this Agreement has been revoked, or if a court of competent jurisdiction has issued an order, decree or ruling, in each case that such action by written consent of the HoldCo is invalid and such order, decree or ruling has become final and non-appealable, or if either the Company or the HoldCo challenges the validity of, or attempts to revoke or repudiate, the written consent of the HoldCo or publicly discloses any intention to do any of the foregoing;

                  (e) by either the Company, HoldCo or Parent, if a court of competent jurisdiction or other Governmental Entity will have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Mergers or the other transactions contemplated hereby and such order, decree, ruling or other action has become final and non-appealable;

                  (f) by either the Company or HoldCo, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent has become untrue, in either case such that the conditions set forth in Section 9.3(a) or
(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become untrue; provided, that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent prior to the End Date through the exercise of all reasonable efforts, then the Company may not terminate this Agreement under this Section 10.1(f) prior to thirty (30) days following the receipt of written notice from the Company to Parent of such breach; (it being understood that the Company may not terminate this Agreement pursuant to this Section 10.1(f) if it will have materially breached this Agreement or if such breach by Parent is cured so that such conditions would then be satisfied);

                  (g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company has become untrue, in either case such that the conditions set forth in Section 9.2(a) or (b) would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become untrue; provided, that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of all reasonable efforts, then Parent may not terminate this Agreement under this Section 10.1(g) prior to thirty (30) days following the receipt of written notice from Parent to the Company of such breach; (it being understood that Parent may not terminate this Agreement pursuant to this Section 10.1(g) if it will have materially breached this Agreement or if such breach by the Company is cured so that such conditions would then be satisfied);

                  (h) by Parent, if a Company Material Adverse Effect has occurred since the date hereof and is continuing;

                  (i) by the Company, if a Parent Material Adverse Effect has occurred since the date hereof and is continuing;

                  (j) by Parent, at any time prior to the adoption and approval of the Company Proposals by the required vote of the stockholders of the Company, if a Company Triggering Event shall have occurred;

                  (k) by the Company, at any time prior to the adoption and approval of the Parent Proposals by the required vote of the stockholders of Parent, if a Parent Triggering Event shall have occurred; or

                  (l) by the Company, if Parent's board of directors recommends or Parent consummates a merger, consolidation or similar transaction with a third party, in which Parent Shares are or would be converted into the right to receive non-cash consideration which the Company's board of directors determines, in good faith based on the advice of an independent financial advisor and taking into account market value, liquidity and exchange listing, would be less valuable to the Company's stockholders than the Parent Shares that would otherwise be issued to the Company's stockholders in the Mergers and the other transactions contemplated hereby in absence of such other transaction.

            Section 10.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 10.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement will be of no further force or effect, except (i) as set forth in Section 8.4 this Section 10.2 and Section 10.3 and
Article XII, each of which will survive the termination of this Agreement and
(ii) nothing herein will relieve any party from liability for any material breach of this Agreement. No termination of this Agreement will affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations will survive termination of this Agreement in accordance with their terms.

            Section 10.3 Fees and Expenses.

                  (a) General. All fees and expenses incurred in connection with this Agreement, the Mergers and the other transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, will be paid by the party incurring such expenses whether or not the Mergers are consummated; provided, however, that Parent and the Company will share equally the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act and pre-merger notification and reports forms under similar applicable laws of other jurisdictions.

                  (b) Payments.

                        (i) Payment by the Company. The Company will promptly pay to Parent, but in no event later than two (2) business days after the date of such termination, a fee equal to twenty-one million dollars ($21,000,000) in immediately available funds (the "Termination Fee") in the event that this Agreement is terminated by Parent pursuant to Section 10.1(d) or 10.1(j).

                        (ii) Payment by Parent. Parent will promptly pay to the Company, but in no event later than two (2) business days after the date of such termination, the Termination Fee in immediately available funds in the event that (A) this Agreement is terminated by the Company pursuant to
      Section 10.1(k) or (B) this Agreement is terminated by either the Company or Parent pursuant to Section 10.1(c); provided, that such payment will be made in the case of termination pursuant to Section 10.1(c) if but only if
      (1) following the date hereof, and prior to such meeting of the Parent's stockholders referred to in Section 10.1(c), there shall have been publicly disclosed an offer or proposal with respect to an Acquisition by a third party and such third party publicly discloses its lack of support for the Mergers and (2) within twelve (12) months following the termination of this Agreement, Parent executes an agreement with respect to an Acquisition and an Acquisition is consummated within twenty-four
      (24) months following termination of this Agreement; provided, further, that, in the case of this clause (B) above, the Termination Fee will be payable only upon the consummation of an Acquisition, in which case, such payment will be made promptly, but in no event later than two (2) business days after the consummation of such Acquisition.

            Section 10.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of the Parent Proposals by Parent's stockholders and approval of the Company Proposals by Company's stockholders, provided that after approval of the Parent Proposals by Parent's stockholders, no amendment will be made which by law or the rules of the Nasdaq National Market requires further approval by such stockholders without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub 1, Merger Sub 2, Merger Sub 3 and the Company.

            Section 10.5 Extension; Waiver. At any time prior to the Effective Time any party hereto, by action taken or authorized by their respective board of directors, may, to the extent legally allowed (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement will not constitute a waiver of such right.

                                   ARTICLE XI

                         DEFINITIONS AND INTERPRETATION

            Section 11.1 Definitions.

                  (a) "Acquisition," with respect to Parent, shall mean any of the following transactions: (i) a merger, consolidation, business combination, or similar transaction involving Parent pursuant to which the stockholders of Parent immediately preceding such transaction hold less than fifty-one percent (51%) of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof; (ii) a sale or other disposition by Parent of assets representing in excess of fifty percent (50%) of the aggregate fair market value of Parent's business immediately prior to such sale; or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by Parent or such person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of Parent.

                  (b) "Audit" means any audit, assessment, or other examination relating to Taxes by any Tax Authority or any judicial or administrative proceedings relating to Taxes.

                  (c) "Benefit Plans" means any employment or consulting agreement, collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, stock appreciation right or other stock-based incentive, retirement, vacation, severance, change in control or termination pay, disability, death benefit, hospitalization, medical or other insurance or any other plan, program, agreement, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer, consultant or director of the Company.

                  (d) "Commonly Controlled Entity" means any Company Subsidiary or any Person or entity that, together with the Company or any Company Subsidiary, is treated as a single employer under Section 414(b), (c), (m) or
(o) of the Code or 4001(b) of ERISA.

                  (e) "Company Intellectual Property Rights" means any Intellectual Property Rights owned by the Company or any Company Subsidiary.

                  (f) "Company Material Adverse Effect" means any change, event, violation, inaccuracy, circumstance or effect (any such item, an "Effect"), individually or when taken together with all other Effects that have occurred during the applicable measurement period prior to the date of determination of the occurrence of the Company Material Adverse Effect, that is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of the Company taken as a whole with the Company Subsidiaries; provided, however, in no event will any of the following, alone or in combination, be deemed to constitute nor will any of the following be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any Effect to the extent resulting from compliance with the terms and conditions of this Agreement; (B) any Effect to the extent resulting from the announcement or pendency of the Mergers; (C) any Effect to the extent resulting from changes affecting the industry in which the Company operates generally which changes do not have a disproportionate effect on the Company; (D) any Effect to the extent resulting from changes affecting general worldwide economic or capital market conditions which changes do not have a disproportionate effect on the Company; or (E) any stockholder litigation arising from allegations of a breach of fiduciary duty relating to this Agreement.

                  (g) "Computer Software" means all computer programs, databases, compilations, data collections (in each case, whether in human-readable, machine readable, source code or object code form) and documentation related to the foregoing.

                  (h) "Company Triggering Event" shall be deemed to have occurred if: (i) the Company's board of directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of the adoption and approval of the Company Proposals; (ii) the board of directors of the Company fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the Company Proposals within ten (10) business days after the other party hereto requests in writing that such recommendation be reaffirmed; or (iii) the board of directors of the Company or any committee thereof shall have approved or recommended any Company Acquisition Proposal.

                  (i) "Effective Time" means the last to occur of each of the HoldCo Merger Effective Time, Second HoldCo Merger Effective Time, Company Merger Effective Time and the Second Company Merger Effective Time.

                  (j) "Environmental Claim" means any claim, action, investigation (excluding any routine inspections) or notice by any Person or entity alleging potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or Personal injuries, attorneys' fees or penalties relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by the Company or any Company Subsidiary, now or in the past, or (ii) any violation, or alleged violation, of any Environmental Law.

                  (k) "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection or preservation of human health or the environment, including laws and regulations relating to Materials of Environmental Concern, or otherwise relating to the generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon.

                  (l) "ERISA" means the Employee Retirement Income Security Act of 1974.

                  (m) "Euronext" means Euronext Paris SA.

                  (n) "Excess Parachute Payment" means any amount that could be received (whether in cash or property or the vesting of property) by any employee, consultant, officer or director of the Company or any Company Subsidiary under any employment, consulting, severance or termination agreement, other compensation arrangement or other Benefit Plan currently in effect (as such term is defined in Section 280G(b)(1) of the Code).

                  (o) "Governmental Entity" means any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, foreign or domestic. For the avoidance of doubt, Governmental Entity includes the COB.

                  (p) "Indebtedness" means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments,
(iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such Person's business), (vi) all capitalized lease obligations of such Person,
(vii) all obligations of others secured by any Encumbrance on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof), (ix) all letters of credit issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business), (x) all obligations of such Person to purchase securities (or other property) which arises out of or in connection with the sale of the same or substantially similar securities or property, and (xi) all guarantees and arrangements having the economic effect of a guarantee of such Person of any indebtedness of any other Person.

                  (q) "Intellectual Property Rights" means any or all rights in, arising out of or associated with any of the following (i) all United States, international and foreign patents and patent applications (including all reissues, reexaminations, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part) and all equivalents thereof (collectively, "Patents"), (ii) all confidential technical and business information (including technology, inventions (whether patentable or not), know-how, computer software, customer lists, product and marketing plans, and all documentation relating to any of the foregoing (collectively, "Trade Secrets")), (iii) all United States and foreign copyrights, copyright registrations and applications therefor (collectively, "Copyrights"), (iv) all United States and foreign trademarks and service marks (whether or not registered) and trade names and applications for registration of any of the foregoing (collectively, "Trademarks"), and (v) Internet domain name registrations and applications therefor (collectively, "Domain Names").

                  (r) "License Agreements" means all written agreements between the Company or any Company Subsidiary and third parties (other than Parent) in which (i) a third party has licensed or granted to Company or any Company Subsidiary any right to use, exploit or practice any of such third party's Intellectual Property Rights or Computer Software ("Inbound License Agreements"), or (ii) the Company or any Company Subsidiary has licensed (including by means of a covenant not to sue) to a third party any right to use, exploit or practice any Company Intellectual Property Rights ("Outbound License Agreements").

                  (s) "Majority Shares" equals the number of shares of Company Common Stock owned by HoldCo.

                  (t) "Materials of Environmental Concern" is defined as toxic or hazardous substances or hazardous waste, petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon, or lead or lead-based paints or materials.

                  (u) "Non-Material Computer Software" means Computer Software that is generally available on commercial terms for less than $100,000 or is general purpose infrastructure Computer Software, such as human resources, accounting, financial, customer relationship and similar Computer Software.

                  (v) "Parachute Gross-Up Payment" means any additional payment from the Company or any Company Subsidiary, the Surviving Corporation or any other Person in the event that the excise Tax of Section 4999(a) of the Code is imposed on such Person.

                  (w) "Parent Intellectual Property Rights" means any Intellectual Property Rights owned by Parent or any Parent Subsidiary.

                  (x) "Parent Material Adverse Effect" means any Effect, individually or when taken together with all other Effects that have occurred during the applicable measurement period prior to the date of determination of the occurrence of the Parent Material Adverse Effect, that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of Parent, taken as a whole with Parent Subsidiaries; provided, however, that in no event will any of the following, alone or in combination, be deemed to constitute, nor will any of the following be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect:
(A) any Effect to the extent resulting from compliance with the terms and conditions of this Agreement; (B) any Effect to the extent resulting from the announcement or pendency of the Mergers; (C) any Effect to the extent resulting from changes affecting any of the industries in which Parent operates generally which does not have a disproportionate effect on Parent; (D) any Effect to the extent resulting from changes affecting general worldwide economic or capital market conditions which changes do not have a disproportionate effect on Parent;
(E) any change in Parent's stock price or trading volume, in and of itself; (F) any stockholder litigation arising from allegations of a breach of fiduciary duty relating to this Agreement; or (G) any failure by Parent to meet published revenue or earnings projections, which failure will have occurred in the absence of a material deterioration in the business or financial condition of Parent that would otherwise constitute a Parent Material Adverse Effect but for this clause (G).

                  (y) "Parent Triggering Event" shall be deemed to have occurred if: (i) the board of directors of Parent or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to the Company its recommendation in favor of the adoption and approval of the Parent Proposals; (ii) Parent shall have failed to include in the Registration Statement, Parent Proxy Statement and, to the extent required or customarily included in such documents, the applicable Parent French Filings, the recommendation of its board of directors in favor of the adoption and approval of the Parent Proposals; (iii) the board of directors of Parent fails to reaffirm (publicly, if so requested) its recommendation in favor of the adoption and approval of the Parent Proposals within ten (10) business days after the other party hereto reasonably requests in writing that such recommendation be reaffirmed; (iv) the board of directors of Parent or any committee thereof shall have approved or recommended any Parent Acquisition Proposal; or (v) the board of directors of Parent or any committee thereof shall have entered into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Parent Acquisition Proposal or transaction contemplated thereby.

                  (z) "Pension Plans" means all "employee pension benefit plans" (as defined in Section 3(2) of ERISA).

                  (aa) "Person" means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity; provided, however, that the parties to this Agreement and their respective Subsidiaries are excluded from the definition of Person.

                  (bb) "Registered Company Intellectual Property" means Registered Intellectual Property Rights that the Company owns.

                  (cc) "Registered Intellectual Property Rights" means Patents, registered Copyrights and Copyright applications, registered Trademarks and Trademark applications and Domain Name registrations.

                  (dd) "Registered Parent Intellectual Property Rights" means Registered Intellectual Property Rights owned by Parent.

                  (ee) "Representatives" of a specified entity means its officers, directors, majority stockholders, agents and representatives, including any financial advisor, financial sponsor, attorney or accountant retained by any of the foregoing for any purpose.

                  (ff) "Subsidiary" of a specified entity shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other Subsidiary) owns, directly or indirectly, fifty percent (50%) or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.

                  (gg) "Tax" or "Taxes" means all Federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto, imposed by any Tax Authority.

                  (hh) "Tax Authority" means the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Taxes.

                  (ii) "Tax Returns" mean all Federal, state, local, and foreign Tax returns, declarations, statements, reports, schedules, forms, and information returns and any amendments thereto.

                  (jj) "WARN Act" means the Worker Adjustment and Retraining Notification Act.

            Section 11.2 Interpretation.

                  (a) When a reference is made in this Agreement to Exhibits, such reference will be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference will be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein will be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference will be deemed to include the business of all direct and indirect Subsidiaries of such entity.

                  (b) For purposes of this Agreement, whenever under the terms hereof the giving of a notice or performance of an act takes place after 12:00 noon California time, (i) the beginning of any period required for giving such notice or performing such act will be deemed to be the next full day or, if the period is measured in business days, the next full business day, rather than the day of such notice or performance, and (ii) the expiration of such required period will be deemed to be 5:00 p.m. California time on the last day or, if the period is measured in business days, last business day, of the period. By way of example, if a notice is required three (3) business days in advance and the notice is delivered at 10:00 a.m. California time on a Friday which is a business day, then the expiration of the period will be 5:00 p.m. on the following Tuesday, assuming that both Monday and Tuesday are business days.

                  (c) For purposes of this Agreement, the term "Knowledge" means the actual knowledge, after reasonable inquiry of Persons who report directly to such individual, of the party's Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, General Counsel, or, in the case of the Company, Vice President, Products.

                                  ARTICLE XII

                                 MISCELLANEOUS

            Section 12.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent, Merger Sub 1, Merger Sub 2, and Merger Sub 3 contained in this Agreement will terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time will survive the Effective Time.

            Section 12.2 Notices. All notices and other communications hereunder will be in writing and will be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder will be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                  (a) if to Parent, Merger Sub 1, Merger Sub 2 or Merger Sub 3:

                  Business Objects S.A.
                  c/o Business Objects Americas, Inc.
                  3030 Orchard Parkway
                  San Jose, California  95134
                  Attention:  General Counsel
                  Telephone:  (408) 953-6000
                  Facsimile:  (408) 953-6001

with a copy at the same address to the attention of the General Counsel and Secretary and with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  525 University Avenue, Suite 1100
                  Palo Alto, California  94301
                  Attention:  Marc R. Packer
                              Kenton J. King
                  Telephone:  (650) 470-4500
                  Facsimile:  (650) 470-4570

                  (b) if to the Company:

                  Crystal Decisions, Inc.
                  895 Emerson Street
                  Palo Alto, California  94301
                  Attention:  General Counsel
                  Telephone:  (650) 838-7410
                  Facsimile:  (650) 838-7451

with a copy to:

                  Crystal Decisions, Inc.
                  840 Cambie Street
                  Vancouver, British Columbia
                  Canada  V6B 4J2
                  Attention:  Chief Financial Officer
                  Telephone:  (604) 681-3435
                  Facsimile:  (604) 681-2934
and with a copy to:

                  Wilson Sonsini Goodrich & Rosati
                  Professional Corporation
                  650 Page Mill Road
                  Palo Alto, California  94304
                  Attention:  Larry W. Sonsini
                              Martin W. Korman
                  Telephone:  (650) 493-9300
                  Facsimile:  (650) 493-6811

                  (c) if to HoldCo:

                  Seagate Software (Cayman) Holdings
                  c/o Seagate Technology, Inc.
                  920 Disc Drive, Building 14
                  Scotts Valley, California  95066
                  Attention:  William L. Hudson
                  Telephone:  (831) 439-5370
                  Facsimile:  (831) 438-6675

with a copy at the same address to the attention of the Chairman and Chief Executive Officer and with a copy to:

                  Simpson Thacher & Bartlett LLP
                  3330 Hillview Avenue
                  Palo Alto, California  94304
                  Attention:  Richard Capelouto
                              Kirsten Jensen
                  Telephone:  650-251-5145
                  Facsimile:  650-251-5002

            Section 12.3 Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

            Section 12.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this

Agreement, and (b) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Company Merger Effective Time, in Section 8.25.

            Section 12.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

            Section 12.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

            Section 12.7 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. In addition, each of the parties hereto (a) consents to submit itself to the Personal jurisdiction of any Delaware state court in the event any dispute arises out of this Agreement or any of the other transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such Personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the other transactions contemplated by this Agreement in any court other than a state court sitting in the State of Delaware.

            Section 12.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

            Section 12.9 Assignment. This Agreement may not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except any of Merger Sub 1, Merger Sub 2 and Merger Sub 3 may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) to Parent and one or more direct or indirect wholly-owned Subsidiaries of Parent, or (iii) to one or more direct or indirect wholly-owned Subsidiaries of Parent (each, an "Assignee") if and only if such assignment would not in any manner adversely affect the rights, obligations and benefits of the transactions contemplated hereby of any party or any of their direct or indirect affiliates. Any such Assignee may thereafter assign in accordance with the terms of this Section 12.9. Subject to the preceding sentences, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

            Section 12.10 No Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

            Section 12.11 Waiver of Jury Trial. EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                            BUSINESS OBJECTS S.A.


                                            By: /s/ Bernard Liautaud
                                               ---------------------------------
                                            Name:  Bernard Liautaud
                                            Title: Chairman of the Board and
                                                   Chief Executive Officer

                                            BORG MERGER SUB I, INC.


                                            By: /s/ Bernard Liautaud
                                               ---------------------------------
                                            Name:  Bernard Liautaud
                                            Title: Chief Executive Officer and
                                                   President

                                            BORG MERGER SUB II, INC.


                                            By: /s/ Bernard Liautaud
                                               ---------------------------------
                                            Name:  Bernard Liautaud
                                            Title: Chief Executive Officer and
                                                   President


                                            BORG MERGER SUB III, INC.


                                            By: /s/ Bernard Liautaud
                                               ---------------------------------
                                            Name:  Bernard Liautaud
                                            Title: Chief Executive Officer and
                                                   President


                                            SEAGATE SOFTWARE (CAYMAN) HOLDINGS


                                            By: /s/ William L. Hudson
                                               ---------------------------------
                                            Name:  William L. Hudson
                                            Title: Executive Vice President,
                                                   General Counsel and
                                                   Corporate Secretary


                                            CRYSTAL DECISIONS, INC.


                                            By: /s/ Jonathan J. Judge
                                               ---------------------------------
                                            Name:  Jonathan J. Judge
                                            Title: President and Chief Executive
                                                   Officer



                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]